UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.        )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
THE MEDICINES COMPANY

(Name of Registrant as Specified In Its Charter)

Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 30, 2009

To our stockholders:

We are pleased to invite you to our 2009 annual meeting of stockholders. The meeting will take place on Thursday, May 28, 2009 at 10:00 a.m., local time, at our principal executive offices, located at 8 Sylvan Way, Parsippany, New Jersey 07054. Annual meetings play an important role in maintaining communications and understanding among our management, board of directors and stockholders, and we hope you will join us.

Enclosed with this letter you will find the notice of our 2009 annual meeting of stockholders, which lists the matters to be considered at the meeting, and the proxy statement, which describes the matters listed in the notice and provides other information you may find useful in deciding how to vote. We have also enclosed our annual report to stockholders, which contains our annual report on Form 10-K for the year ended December 31, 2008 as filed with the Securities and Exchange Commission, including our audited consolidated financial statements for 2008, and other information of interest to our stockholders.

The ability to have your vote counted at the meeting is an important stockholder right. Regardless of the number of shares you hold, and whether or not you plan to attend the meeting, we hope that you will cast your vote. If you are a stockholder of record, you may vote by mailing the enclosed proxy card in the envelope provided. You will find voting instructions in the proxy statement and on the enclosed proxy card. If your shares are held in “street name” — that is, held for your account by a bank, broker or other holder of record — you will receive instructions from the holder of record that you must follow for your shares to be voted.

Thank you for your ongoing support and continued interest in The Medicines Company.

Sincerely,

CLIVE A. MEANWELL
Chairman and Chief Executive Officer

THE MEDICINES COMPANY
8 Sylvan Way
Parsippany, New Jersey 07054

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	10:00 a.m., local time, on Thursday, May 28, 2009

Place	8 Sylvan Way, Parsippany, New Jersey 07054

Items of Business	At the meeting, we will ask you and our other stockholders to:

(1) elect three Class 3 directors for terms to expire at the 2012 annual meeting of stockholders;

(2) approve an amendment to the 2000 Employee Stock Purchase Plan to increase the number of shares of common stock authorized for issuance under such plan from 505,500 shares to 805,500 shares;

(3) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2009; and

(4) transact any other business as may properly come before the meeting or any postponement or adjournment of the meeting.

The board of directors has no knowledge of any other business to be transacted at the annual meeting.

Record Date	You may vote if you were a stockholder of record at the close of business on April 3, 2009.

Proxy Voting	It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend the meeting, please mark, sign, date and promptly mail your proxy card in the enclosed postage-paid envelope. You may revoke your proxy at any time before its exercise at the meeting if you follow specified procedures.

By
order of the Board of Directors,

Paul M. Antinori

Secretary

April 30, 2009
Parsippany, New Jersey

THE MEDICINES COMPANY
8 Sylvan Way
Parsippany, New Jersey 07054

PROXY STATEMENT

For our Annual Meeting of Stockholders to be held on May 28, 2009

The Medicines Company, a Delaware corporation (often referred to as “we” or “us” in this document), is sending you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at our 2009 annual meeting of stockholders. The annual meeting will be held on Thursday, May 28, 2009, at 10:00 a.m., local time, at our principal executive office at 8 Sylvan Way, Parsippany, New Jersey 07054. You may obtain directions to the location of the annual meeting by contacting Investor Relations, 8 Sylvan Way, Parsippany, New Jersey 07054, email: investor.relations@themedco.com. If the annual meeting is adjourned for any reason, then the proxies may be used at any adjournments of the annual meeting.

This proxy statement summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote. The proxy card is the means by which you actually authorize another person to vote your shares in accordance with your instructions.

We are mailing this proxy statement and the enclosed proxy card to stockholders on or about April 30, 2009. In this mailing, we are also including a copy of our annual report to stockholders for the year ended December 31, 2008.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 28, 2009: The Proxy Statement and Annual Report are available at http://materials.proxyvote.com/584688.

Our annual report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission and including our audited financial statements, is included in our annual report to stockholders in this mailing and is also available free of charge at our website at www.themedicinescompany.com or through the Securities and Exchange Commission’s (SEC) electronic data system at www.sec.gov. To request a printed copy of our Form 10-K (including exhibits), which we will provide to you free of charge, either: write to Investor Relations, The Medicines Company, 8 Sylvan Way, Parsippany, New Jersey 07054, or email Investor Relations at investor.relations@themedco.com.

You may request a copy of the materials relating to our annual meetings of stockholders, including the proxy statement and form of proxy for the 2009 annual meeting and the annual report to stockholders for the fiscal year ended December 31, 2008, at the website listed above or by sending an email to us at investor.relations@themedco.com or by calling (800) 388-1183.

INFORMATION ABOUT THE ANNUAL MEETING

Who may vote?

Holders of record of our common stock at the close of business on April 3, 2009, the record date for the annual meeting, are entitled to one vote per share on each matter properly brought before the meeting. As of the close of business on April 3, 2009, we had 52,743,274 shares of our common stock outstanding.

A list of stockholders entitled to vote will be available at the meeting. In addition, you may contact our Secretary, Paul M. Antinori, at our principal executive office address set forth above, to make arrangements to review a copy of the stockholder list at our principal executive offices, for any purpose germane to the meeting, between the hours of 8:30 A.M. and 5:00 P.M., local time, on any business day from May 18, 2009 up to the time of the meeting.

How may I vote?

If you are a stockholder of record (meaning that you hold shares in your name in the records of our transfer agent, American Stock Transfer & Trust Company), you may vote your shares at the meeting in person or by proxy:

•	to vote in person, you must attend the meeting, and then complete and submit the ballot provided at the meeting.

•	to vote by proxy, you must mark, sign and date the enclosed proxy card and then mail the proxy card in the enclosed postage-paid envelope. Your proxy will be valid only if you complete and return the proxy card to us before the meeting. By completing and returning the proxy card, you will direct the designated persons to vote your shares at the meeting in the manner you specify in the proxy card. If you complete the proxy card but do not provide voting instructions, then the designated persons named in your proxy card will vote your shares FOR the election of the nominated directors, FOR the proposed amendment to our 2000 employee stock purchase plan and FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2009.

The proxy card states the number of shares you are entitled to vote if you are a stockholder of record.

How may I vote my shares if I hold them in “street name?”

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms may solicit voting instructions over the Internet or by telephone.

Under applicable stock exchange rules, if you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The election of directors (proposal one) and the ratification of the appointment of our independent registered public accounting firm (proposal three) are considered discretionary items under applicable stock exchange rules. The approval of the proposed amendment to our 2000 employee stock purchase plan (proposal two) is a non-discretionary item. Accordingly, if you do not give instructions to your bank or brokerage firm with respect to proposal two, or if your bank or brokerage firm does not exercise its discretionary authority with respect to proposal one or proposal three, your shares will be treated as “broker non-votes” on that particular matter. “Broker non-votes” are shares with respect to which a bank or brokerage firm does not receive voting instructions from the beneficial holder and does not have or exercise discretionary authority in voting on a proposal.

Regardless of whether your shares are held in street name, you are welcome to attend the meeting. You may not vote shares held in street name in person at the meeting, however, unless you obtain a proxy, executed in your favor, from the holder of record (i.e., your brokerage firm or bank).

How may I change my vote?

If you are a stockholder of record, even if you complete and return a proxy card, you may revoke it at any time before the taking of the vote by taking one of the following actions:

•	send written notice of revocation bearing a later date than your proxy card to Paul M. Antinori, our Secretary, at our principal executive office address above;

•	send us another signed proxy card with a later date; or

•	attend the meeting and vote in person.

If you own shares in street name, your bank or brokerage firm should provide you with instructions for changing your vote.

What constitutes a quorum?

In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of at least 26,367,138 shares, representing a majority of the shares of common stock issued, outstanding and entitled to vote at the meeting.

Shares of common stock present in person or represented by proxy (including broker non-votes and shares that abstain or are withheld, or with respect to which no voting instructions are provided for one or more of the matters to be voted upon) will be counted as present for the purpose of determining whether a quorum exists.

If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required to approve each matter?

Proposal One — Election of Directors

Directors will be elected by a plurality of the votes cast by our stockholders entitled to vote on the election. In other words, the three nominees for director receiving the highest number of votes FOR election will be elected as directors, regardless of whether any of those numbers represents a majority of the votes cast.

You may vote FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees.

Proposal Two — Approval of an Amendment to Our 2000 Employee Stock Purchase Plan

The affirmative vote of the holders of a majority of the shares of common stock present or represented and voting on the matter is needed to approve the proposed amendment to our 2000 employee stock purchase plan to increase from 505,500 shares to 805,500 shares the number of shares of common stock authorized for issuance under such plan.

Proposal Three — Ratification of Appointment of Independent Registered Public Accounting Firm

The affirmative vote of the holders of a majority of the shares of common stock present or represented and voting on the matter is needed to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2009.

How will votes be counted?

Each share of common stock is entitled to one vote. Shares will not be voted in favor of a matter, and will not be counted as voting on a matter (1) if the holder of the shares withholds authority to vote for a particular director nominee or nominees or abstains from voting on a particular matter or (2) if the shares are broker non-votes. As a result, withheld shares, abstentions and broker non-votes will have no effect on the outcome of voting on any of the proposals.

How does the board of directors recommend that I vote?

Our board of directors recommends that you vote:

•	FOR proposal one — elect our three nominees to the board of directors;

•	FOR proposal two — approve the proposed amendment to our 2000 employee stock purchase plan; and

•	FOR proposal three — ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2009.

Will any other business be conducted at the annual meeting?

Our board of directors does not know of any other business to be conducted or matters to be voted upon at the meeting. Under our by-laws, the deadline for stockholders to notify us of any proposals or nominations for director to be presented for action at the annual meeting has passed. If any other matter properly comes before the meeting, the persons named in the proxy card that accompanies this proxy statement will exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter.

Who pays for the solicitation of proxies?

We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile, email, personal interviews and other means. We have requested brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy materials to the persons for whom they hold shares and request instructions for voting the shares. We will reimburse the brokerage houses and other persons for their reasonable out-of-pocket expenses in connection with this distribution.

How and when may I submit a proposal for the 2010 annual meeting?

If you are interested in submitting a proposal for inclusion in the proxy statement and proxy card for our 2010 annual meeting, you need to follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934. We must receive your proposal intended for inclusion in the proxy statement at our principal executive offices, 8 Sylvan Way, Parsippany, New Jersey 07054 Attention: Paul M. Antinori, Secretary, no later than December 31, 2009.

If you wish to present a proposal at the 2010 annual meeting, but do not wish to have the proposal considered for inclusion in the proxy statement and proxy card, you must give written notice to us at our principal executive office address noted above. Our by-laws specify the information that must be included in any such notice, including a brief description of the business to be brought before the annual meeting and the name of the stockholder proposing such business. We must receive this notice at least 60 days, but not more than 90 days, prior to May 28, 2010. However, if the date of the 2010 annual meeting is prior to April 28, 2010 or after June 28, 2010, we must receive your notice no earlier than the 90th day prior to the 2010 annual meeting and no later than the close of business on the later of (1) the 60th day prior to the 2010 annual meeting and (2) the 10th day following the date on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. If you fail to provide timely notice of a proposal to be presented at the 2010 annual meeting, the chairman of the meeting may exclude the proposal from being brought before the meeting.

How may I request to receive future proxy statements electronically?

If you would like to reduce the costs incurred by The Medicines Company in mailing proxy materials, you can consent to receiving or accessing future proxy statements, form of proxy, annual report or notices of Internet availability electronically via e-mail or the Internet. To sign up for electronic delivery, please contact Investor Relations, 8 Sylvan Way, Parsippany, New Jersey 07054, telephone: (973) 290-6000, email: investor.relations@themedco.com.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report or notice of Internet availability of proxy materials may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of these documents to you if you call or write us at the following address or phone number: The Medicines Company, 8 Sylvan Way, Parsippany, New Jersey 07054, Attention: Investor Relations, (973) 290-6000. In addition, this proxy statement and our annual report are available at http://materials.proxyvote.com/584688. If you would like to receive separate copies of the annual report and proxy statement or notice of Internet availability of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

DISCUSSION OF PROPOSALS

Proposal One: Election of Class 3 Directors

Our board of directors is divided into three classes and currently consists of four class 1 directors (William W. Crouse, T. Scott Johnson, John P. Kelley, and Hiroaki Shigeta), three class 2 directors (Robert J. Hugin, Clive A. Meanwell and Elizabeth H.S. Wyatt) and three class 3 directors (Armin M. Kessler, Robert G. Savage and Melvin K. Spigelman). The term of each class of directors is three years, and the terms of the three classes are staggered so that only one class is elected each year. At each annual meeting of stockholders, directors are elected to serve for a three-year term to succeed the directors of the same class whose terms are then expiring. The class 1, class 2 and class 3 directors were elected to serve until the annual meeting of stockholders to be held in 2010, 2011 and 2009, respectively, and until their respective successors are elected and qualified.

Our board of directors, on the recommendation of our nominating and corporate governance committee, has nominated Armin M. Kessler, Robert G. Savage and Melvin K. Spigelman for election as class 3 directors at the annual meeting. The persons named in the enclosed proxy card will vote to elect each of these nominees as a class 3 director, unless the proxy is marked otherwise. Each class 3 director will be elected to hold office until the 2012 annual meeting of stockholders and until his or her successor is elected and qualified. Each of the nominees is presently a director, and each has indicated a willingness to continue to serve as director, if elected. If a nominee becomes unable or unwilling to serve, however, the proxies may be voted for substitute nominees selected by our board of directors.

No director or executive officer of ours, or person chosen by us to become a director or executive officer of ours, is related by blood, marriage or adoption to any other director or executive officer of ours, or person chosen by us to become a director or executive officer of ours. No director or executive officer of ours, or any associate of any such director or officer, is a party adverse to us or any of our subsidiaries, or has a material interest adverse to us or any of our subsidiaries, in any legal proceeding.

Our board of directors recommends a vote FOR the election of each of the nominees.

Director Nominees

Set forth below are the names of each nominee for class 3 director, the year in which each first became a director, their ages as of April 1, 2009, their positions and offices with us, if any, their principal occupations and business experience for at least the past five years, the names of other public companies for which they serve as a director and their education.

ARMIN M. KESSLER
Age: 71

Armin M. Kessler has been a director since October 1998. Dr. Kessler joined us after a 35-year career in the pharmaceutical industry, which included senior management positions at Sandoz Pharma Ltd. (now Novartis Pharma AG) in Switzerland, the United States and Japan and, most recently, at Hoffmann-La Roche, in Basel, Switzerland, where he was Chief Operating Officer and Head of the Pharmaceutical Division until he retired in 1995. Dr. Kessler currently also serves as a director of Gen-Probe Incorporated and Actelion Pharmaceuticals Ltd., a Swiss publicly traded company. Dr. Kessler received degrees in physics and chemistry from the University of Pretoria, a degree in chemical engineering from the University of Cape Town, a law degree from Seton Hall and an honorary doctorate in business administration from the University of Pretoria.

ROBERT G. SAVAGE
Age: 55

Robert G. Savage has been a director since April 2003. Since May 2003, Mr. Savage has served as President of Strategic Imagery LLC, a consulting company he owns. From February 2002 to April 2003, Mr. Savage was Group Vice President and President for the General Therapeutics and Inflammation Business

of Pharmacia Corporation, a research-based pharmaceutical firm acquired by Pfizer Inc. in April 2003. From September 1996 to January 2002, Mr. Savage held several senior positions with Johnson & Johnson, including Worldwide Chairman for the Pharmaceuticals Group during 2001, Company Group Chairman responsible for the North America pharmaceuticals business from 2000 to 2001, President, Ortho-McNeil Pharmaceuticals from 1998 to 2000 and Vice President Sales & Marketing from 1996 to 1998. Mr. Savage also serves as a director for Noven Pharmaceuticals and EpiCept Corporation. Mr. Savage received a B.S. in biology from Upsala College and an M.B.A. from Rutgers University.

MELVIN K. SPIGELMAN
Age: 60

Melvin K. Spigelman has been a director since September 2005. Since January 2009, Dr. Spigelman has served as President and Chief Executive Officer of the Global Alliance for TB Drug Development, a non-profit organization which seeks to accelerate the discovery and development of faster-acting and affordable drugs to fight tuberculosis. From June 2003 to January 2009, Dr. Spigelman served as Director of Research and Development of the Global Alliance for TB Drug Development. Before joining the Global Alliance for TB Drug Development, Dr. Spigelman was the President of Hudson-Douglas Ltd, a consulting company, from June 2001 to June 2003. From 2000 to 2001, Dr. Spigelman served as a Vice President, Global Clinical Centers at Knoll Pharmaceuticals, a pharmaceutical unit of BASF Pharma, and from 1992 to 2000, Dr. Spigelman was the Vice President of Research and Development at Knoll. Dr. Spigelman serves as a director of Synergy Pharmaceuticals Inc. Dr. Spigelman received a B.A. in engineering from Brown University and an M.D. from The Mount Sinai School of Medicine.

Other Current Directors

Set forth below are the names of each of our other current directors, the year in which each first became a director, their ages as of April 1, 2009, their positions and offices with us, if any, their principal occupations and business experience for at least the past five years, the names of other public companies for which they serve as a director and their education.

Directors Whose Terms Expire in 2010 (Class 1 Directors)

WILLIAM W. CROUSE
Age: 66

William W. Crouse has been a director since April 2003. Since January 1994, Mr. Crouse has been a Managing Director of HealthCare Ventures, a venture capital firm with a focus on biotechnology companies. From 1987 to 1993, Mr. Crouse served as Worldwide President of Ortho Diagnostic Systems, a subsidiary of Johnson & Johnson that manufactures diagnostic tests for hospitals, and a Vice President of Johnson & Johnson International. Before joining Johnson & Johnson, Mr. Crouse was a Division Director of DuPont Pharmaceuticals Company, a pharmaceutical firm, where he was responsible for international operations and worldwide commercial development activities. Before joining Dupont, he served as President of Revlon Health Care Group’s companies in Latin America, Canada, and Asia/Pacific. He also held numerous management positions at E.R. Squibb & Sons, a pharmaceutical company. Mr. Crouse is currently the chairman of the board of directors of Uluru, Inc., a specialty pharmaceutical company and is a member of the Boards of Trustees of Lehigh University and the New York Blood Center. Mr. Crouse received a B.S. in finance and economics from Lehigh University and an M.B.A. from Pace University.

T. SCOTT JOHNSON
Age: 61

T. Scott Johnson has been a director since September 1996. Dr. Johnson is a partner in Gilliam Capital LLC, an investment management company that he founded in June 2007. Since July 1999, Dr. Johnson has also been a partner at JSB Partners, L.P., an investment bank that he founded in 1999, which focuses on mergers and acquisitions, private financings and corporate alliances within the healthcare sector. From

September 1991 to July 1999, Dr. Johnson served as a founder and managing director of MPM Capital, L.P., a venture capital firm. Dr. Johnson received both a B.S. in chemistry and mathematics and an M.D. from the University of Alabama.

JOHN P. KELLEY
Age: 55

John P. Kelley has been our President and Chief Operating Officer since December 2004 and a director since February 2005. Prior to joining us, Mr. Kelley held a series of positions at Aventis, an international pharmaceutical company. From September 2003 until September 2004, Mr. Kelley served as Senior Vice President, Global Marketing and Medical at Aventis, where he was accountable for worldwide brand management of Aventis’ core strategic brands and managed strategic alliances with partner companies. From September 2002 to September 2003, he served as Senior Vice President, Strategic Risk Officer for Aventis, advising the Management Board and Chief Executive Officer. From January 2000 to September 2002, Mr. Kelley served as Vice President, Head of Strategic Development of Aventis where he was responsible for leading the strategic planning process of the pharmaceutical division of Aventis as well as merger and acquisition activity. Prior to the formation of Aventis, he served as a Vice President, Commercial Director, U.S. at Hoechst Marion Roussel, Inc., a life sciences firm focused on pharmaceuticals and agriculture, from March 1998 through December 1999 and Mr. Kelley served as Vice President of Marketing of Hoechst Marion Roussel from 1995 to 1998. Mr. Kelley also serves as a director for Acorda Therapeutics, Inc. Mr. Kelley received a B.S. in biology from Wilkes University and an M.B.A. from Rockhurst University.

HIROAKI SHIGETA
Age: 65

Hiroaki Shigeta has been a director since April 2007. Mr. Shigeta served as a consultant to us from July 2006 to December 2007. From January 2005 until June 2006, he served as a consultant to various Japanese pharmaceutical companies. From October 1993 to December 2004, Mr. Shigeta served in a variety of senior management positions with Hoffman-La Roche, Inc. and its affiliates. From January 2003 to December 2004, Mr. Shigeta was the U.S. Head, Far East Relations of Hoffman-La Roche and from June 2002 to April 2003, he was a Member of the Board of Chugai Seiyaku KK, Tokyo, a majority-owned affiliate of Roche Holding of Switzerland. From January 2001 to May 2002, Mr. Shigeta served as Chairman and Representative Director of Nippon Roche KK, a pharmaceutical company and a Japanese affiliate of Roche Holding of Switzerland. From October 1993 to December 2000, Mr. Shigeta was the President and Chief Executive Officer of Nippon Roche KK. Mr. Shigeta received a B.A. in economics from Momoyama Gakuin University in Osaka, Japan and a B.Sc from Haas Business School, University of California at Berkeley.

Directors Whose Terms Expire in 2011 (Class 2 Directors)

ROBERT J. HUGIN
Age: 54

Robert J. Hugin has been a director since April 2003. Since May 2006, Mr. Hugin has served as the President and Chief Operating Officer of Celgene Corporation, a biopharmaceutical company focused on cancer and immunological diseases. From June 1999 to May 2006, Mr. Hugin served as the Senior Vice President and Chief Financial Officer of Celgene. From 1985 to 1999, Mr. Hugin held positions with J.P. Morgan & Co. Inc., an investment banking firm, serving most recently as a Managing Director. Mr. Hugin is a director of Celgene Corporation and Atlantic Health System, Inc. Mr. Hugin received an A.B. from Princeton University and an M.B.A. from the University of Virginia.

CLIVE A. MEANWELL
Age: 51

Clive Meanwell has been a director since 1996. He has served as our Chief Executive Officer since August 2004, and he served as our President from August 2004 to December 2004, as our Executive Chairman from September 2001 to August 2004 and as our Chief Executive Officer and President from 1996 to September 2001. From 1995 to 1996, Dr. Meanwell was a Partner and Managing Director at MPM Capital, L.P., a venture capital firm. From 1986 to 1995, Dr. Meanwell held various positions at Hoffmann-La Roche, Inc., a pharmaceutical company, including Senior Vice President from 1992 to 1995, Vice President from 1991 to 1992 and Director of Product Development from 1986 to 1991. Dr. Meanwell also serves as a director of Endo Pharmaceuticals Holdings Inc. Dr. Meanwell received an M.D. and a Ph.D. from the University of Birmingham, United Kingdom.

ELIZABETH H.S. WYATT
Age: 61

Elizabeth H.S. Wyatt has been a director since March 2005. Prior to her retirement in 2000, Ms. Wyatt held several senior positions at Merck & Co., Inc., a pharmaceutical company, over the course of 20 years, including most recently, Vice President, Corporate Licensing. Previously she had been a consultant and academic administrator, responsible for the Harvard Business School’s first formal marketing of its executive education programs. She also serves as a member of the Board of Sweet Briar College and recently chaired the Search Committee for the next President of Sweet Briar College. Ms. Wyatt received a B.A. from Sweet Briar College, a M.Ed. from Boston University and an M.B.A. from Harvard Business School.

Proposal Two: Approval of an Amendment to our 2000 Employee Stock Purchase Plan

On February 11, 2009, our board of directors adopted, subject to stockholder approval, an amendment to our 2000 employee stock purchase plan, which we refer to in this proxy statement as the ESPP, increasing the number of shares of our common stock authorized for issuance under the ESPP from 505,500 shares to 805,500 shares. The ESPP is intended to encourage our employees to become stockholders in our company, to stimulate increased interest in our affairs and success, to afford our employees the opportunity to share in our earnings and growth and to promote systematic savings by them. We believe that our future success depends, in large part, upon our ability to maintain a competitive position in attracting, retaining and motivating key personnel, and we believe that the ability to participate in our ESPP is an attractive feature for our employees and potential employees.

Our board of directors originally adopted, and our stockholders approved, the ESPP in August 2000. In 2006, our board of directors adopted, and our shareholders approved, an amendment to the ESPP which increased the shares authorized for issuance under the plan from 255,500 shares to 505,500 shares. As of April 1, 2009, 504,146 shares had been issued under the ESPP. As a result, we had only 1,354 shares available for future issuance as of April 1, 2009.

Our board of directors believes the proposed amendment is necessary to assure that we will have a sufficient reserve of common stock available for future purchase under the ESPP.

Our board of directors recommends a vote FOR this proposal.

Description of the ESPP

The following is a brief summary of the ESPP. The following description is only a summary of the material terms of the ESPP. For more information, we refer you to the full text of the ESPP as proposed to be amended, which is included as Appendix I to the electronic copy of this proxy statement filed with the SEC and may be accessed from the SEC’s home page www.sec.gov. In addition, a copy of the ESPP may be obtained from our Secretary.

The ESPP permits eligible employees to purchase shares of our common stock at a discount. On the first day of each six-month offering period between March 1 and August 31 and September 1 and the last day of February, each employee who is enrolled in the ESPP will automatically receive an option to purchase on the last day of the offering period the largest whole number of shares of common stock that does not exceed the number determined by multiplying $2,083 by the number of full months in the offering period and dividing the result by the value of a share of common stock on the first day of the offering period. The offering price of each of the shares purchased in a given offering period is the lower of 85% of the fair market value of a share of common stock on the first or last day of the offering period. If an employee withdraws from participation during an offering period, the amounts contributed to the ESPP are refunded immediately without interest and the employee’s option granted for such offering period automatically terminates.

Pursuant to the terms of the ESPP, our board of directors has delegated its authority under the ESPP to its compensation committee. Accordingly, the compensation committee, consisting of independent directors, administers the ESPP. The compensation committee has the authority to interpret all provisions of the ESPP.

Generally, employees who have been employed for at least seven days prior to the first day of an offering period are eligible to participate in the ESPP. As of April 1, 2009, approximately 494 employees were eligible to participate in the ESPP, including our five named executive officers. Eligible employees may elect to participate by completing a subscription agreement, filing it with our payroll office and authorizing after-tax payroll deductions from their pay. The payroll deduction may not exceed ten percent of the employee’s gross pay. In addition, no employee can be granted an option under the plan that would (1) result in the employee owning common stock and/or options to purchase common stock making up five percent or more of our outstanding capital stock, or (2) permit such employee to purchase in excess of $25,000 in fair market value (based on the value of the stock on the offering commencement date) of common stock in any given year under the ESPP.

All payroll deductions for the ESPP are placed in a general corporate account. No interest accrues on the payroll deductions, and an employee participating in the ESPP may not make any additional payments into the account. Employees may purchase common stock under the ESPP only through payroll deductions.

The board of directors may amend the ESPP at any time. However, the ESPP may not be amended in any way that will cause rights issued thereunder to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Internal Revenue Code of 1986, as amended, or the code, including stockholder approval if required.

The board of directors can terminate the ESPP at any time and will likely terminate the ESPP on the date that participating employees become entitled to purchase an aggregate number of shares greater than the number of shares remaining available for purchase, which would occur if the proposed amendment is not approved at this annual meeting.

Participation in the ESPP is discretionary, and participants can contribute up to ten percent of their gross pay, subject to the limitations described above. Additionally, the value of the common stock purchased will vary based on the fair market value of our common stock on the first and last days of the offering period. Accordingly, the dollar value and the number of shares that may be purchased in the future pursuant to the ESPP are not currently determinable.

The table below sets forth information as of April 3, 2009 with regard to participation in the ESPP by the individuals and groups listed below since the adoption of the ESPP.

		Total Number of
Name and Position	Dollar Value(1)	Shares Purchased

Clive A. Meanwell	$103,977.59	7,362
Chief Executive Officer
John P. Kelley	—	—
President and Chief Operating Officer
Glenn Sblendorio	$34,332.26	2,764
Senior Vice President and Chief Financial Officer
Paul M. Antinori	$41,522.02	3,287
Senior Vice President and General Counsel
Catharine Newberry(2)	$49,039.34	3,039
Former Senior Vice President and Chief Human Strategy Officer
All current executive officers, as a group	$228,871.21	16,452
All current directors who are not executive officers, as a group	(3)	(3)
All employees, including all current officers who are not executive officers, as a group	$7,321,913.20	487,694

(1)	Based on the number of shares purchased multiplied by the closing price of our common stock on the purchase date reported by the NASDAQ Global Select Market.

(2)	Ms. Newberry’s employment with us terminated as of January 26, 2009.

(3)	Our non-employee directors are not eligible to participate in the ESPP.

Since its inception, no shares have been purchased under the ESPP by any associate of any current director, nominee or executive officer, and no other person has purchased five percent or more of the total amount of stock issued under the ESPP.

On April 27, 2009, the last reported sale price of our common stock on The NASDAQ Global Select Market was $10.55 per share.

Federal Income Tax Consequences

The following generally summarizes the United States federal income tax consequences that will arise with respect to participation in the ESPP and with respect to the sale of common stock acquired under the plan. This summary is based on the tax laws in effect as of the date of this proxy statement. This summary assumes that the ESPP complies with Section 423 of the code. Changes to these laws could alter the tax consequences described below.

Tax Consequences to Participants.  A participant will not have income upon enrolling in the ESPP or upon purchasing stock at the end of an offering.

A participant may have both compensation income and a capital gain or loss upon the sale of stock that was acquired under the ESPP. The amount of each type of income and loss will depend on when the participant sells the stock.

If the participant sells the stock more than two years after the commencement of the offering during which the stock was purchased and more than one year after the date that the participant purchased the stock, at a profit (the sales proceeds exceed the purchase price), then the participant will have compensation income equal to the lesser of:

•	15% of the value of the stock on the day the offering commenced; and

•	the participant’s profit.

Any excess profit will be long-term capital gain. If the participant sells the stock at a loss (if sales proceeds are less than the purchase price) after satisfying these waiting periods, then the loss will be a long-term capital loss.

If the participant sells the stock prior to satisfying these waiting periods, then he or she will have engaged in a disqualifying disposition. Upon a disqualifying disposition, the participant will have compensation income equal to the value of the stock on the day he or she purchased the stock less the purchase price. The participant also will have a capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day he or she purchased the stock. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Tax Consequences to the Company.  There will be no tax consequences to us except that we will be entitled to a deduction when a participant has compensation income upon a disqualifying disposition. Any such deduction will be subject to the limitations of Section 162(m) of the code.

Proposal Three: Ratification of Appointment of Independent Registered Public Accounting Firm

Our audit committee, consisting of independent members of our board of directors, has appointed the firm of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2009, subject to ratification by our stockholders at the annual meeting. Ernst & Young LLP has been our independent registered public accounting firm since our inception in 1996. If this proposal is not approved at the meeting, our audit committee will reconsider this appointment.

We expect representatives of Ernst & Young LLP to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions.

Our board of directors recommends a vote FOR this proposal.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND OTHER MATTERS

The following table sets forth the fees billed to us for the fiscal years ended December 31, 2008 and December 31, 2007 by Ernst & Young LLP:

Fee Category	2008	2007

Audit Fees(1)	$980,000	$820,850
Audit-Related Fees(2)	700,000	75,000
Tax Fees(3)	—	2,000
All Other Fees	—	—

Total Fees	$1,680,000	$897,850

(1)	Audit fees consist of fees for the audit of our annual financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q and transfer pricing, and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or the review of our financial statements and which are not reported under “Audit Fees.” In 2008, audit-related fees also consisted of fees for a transfer pricing project and due diligence projects related to our business development activities. Accounting consultations accounted for all of the audit-related fees in 2007.

(3)	Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to preparation of original and amended tax returns, accounted for all of the tax fees in 2007.

The audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to the pre-approval procedure described below.

From time to time, the audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

From time to time, the audit committee may delegate pre-approval authority to a committee member for specified types of services. Any such pre-approval must be reported to the committee at its next scheduled meeting. We did not approve any services provided to us by Ernst & Young LLP in 2008 or 2007 using the “de minimis” exception under the SEC rules.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The audit committee reviewed The Medicines Company’s audited financial statements for the year ended December 31, 2008 and discussed these financial statements with the company’s management and Ernst & Young LLP, The Medicines Company’s independent registered public accounting firm for the year ended December 31, 2008. The Medicines Company’s management is primarily responsible for the financial reporting process, including maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Medicines Company’s independent registered public accounting firm is responsible for performing an independent audit of, and issuing a report on, those financial statements and the effectiveness of internal control over our financial reporting. The audit committee is responsible for providing independent, objective oversight of these processes. The audit committee’s duties and responsibilities do not include conducting audits or accounting reviews.

The audit committee also reviewed and discussed the matters required by Statement on Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol. 1, AU Section 308) (Communication with Audit Committees) with Ernst & Young LLP. This Statement requires Ernst & Young LLP to discuss with The Medicines Company’s audit committee, among other things, the following:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the registered public accounting firm’s conclusions regarding the reasonableness of those estimates; and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

Ernst & Young LLP provided to the audit committee the written disclosures and the letter required by the current version of Public Company Accounting Oversight Board (PCAOB) Rule 3526 (Communications with Audit Committees concerning Independence), and the audit committee discussed with the independent registered public accounting firm that firm’s independence.

Based on its review of the audited financial statements, discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm including those described above, the audit committee recommended to the board of directors that the audited financial statements be included in The Medicines Company’s annual report on Form 10-K for the year ended December 31, 2008.

By the Audit Committee of the Board of Directors

Robert J. Hugin (Chair)

T. Scott Johnson

Elizabeth H.S. Wyatt

PRINCIPAL STOCKHOLDERS

The following table presents information we know regarding the beneficial ownership of our common stock as of April 1, 2009 for each person, entity or group of affiliated persons whom we know to beneficially own more than 5% of our common stock. The table also sets forth such information for each of our directors and named executive officers and for our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Options to purchase shares of common stock that are exercisable within 60 days of April 1, 2009 are deemed to be beneficially owned by the person holding such options for the purpose of computing ownership of such person, but are not treated as outstanding for the purpose of computing the ownership of any other person. Percentage beneficially owned is calculated using 52,743,274 shares of common stock outstanding as of April 1, 2009.

Unless otherwise indicated in the footnotes, the address of each of the individuals named below is: c/o The Medicines Company, 8 Sylvan Way, Parsippany, New Jersey 07054.

	Number of Shares of	Percentage of
	Common Stock	Common Stock
Beneficial Owner:	Beneficially Owned	Beneficially Owned

Named Executive Officers
Clive A. Meanwell(1)	1,207,615	2.3%
Glenn P. Sblendorio(2)	253,324	*
John P. Kelley(3)	541,865	1.0%
Paul M. Antinori(4)	233,399	*
Catharine S. Newberry(5)	134,226	*

Non-Employee Directors
William W. Crouse(6)	97,500	*
Robert J. Hugin(7)	97,500	*
T. Scott Johnson(8)	126,783	*
Armin M. Kessler(9)	182,185	*
Robert G. Savage(10)	110,514	*
Hiroaki Shigeta(11)	42,500	*
Melvin K. Spigelman(12)	57,500	*
Elizabeth H.S. Wyatt(13)	72,500	*

	Number of Shares of	Percentage of
	Common Stock	Common Stock
Beneficial Owner:	Beneficially Owned	Beneficially Owned

5% Stockholders
Wellington Management Company, LLP(14)	7,232,558	13.7%
D.E. Shaw & Co, L.P.(15)	5,087,275	9.7%
Lord, Abbett & Co. LLC(16)	4,391,419	8.3%
T. Rowe Price Associates, Inc.(17)	3,881,245	7.4%
Deerfield Capital, L.P.(18)	3,140,300	6.0%
Barclays Global Investors, NA(19)	3,072,356	5.8%
Westfield Capital Management Company, LP(20)	2,782,100	5.3%
All current directors and executive officers as a group (14 persons)(21)	3,187,781	6.0%

*	Represents beneficial ownership of less than 1%.

(1)	Includes options to purchase 910,288 shares.

(2)	Includes options to purchase 184,825 shares.

(3)	Includes options to purchase 486,250 shares.

(4)	Includes options to purchase 213,713 shares.

(5)	Includes options to purchase 131,187 shares. Such options terminated on April 24, 2009, in connection with her employment terminating with us on January 26, 2009.

(6)	Includes options to purchase 90,000 shares.

(7)	Includes options to purchase 71,667 shares.

(8)	Includes 5,000 shares held by Dr. Johnson as trustee and options held by Dr. Johnson to purchase 85,000 shares.

(9)	Includes 3,000 shares held by Dr. Kessler’s wife and options held by Dr. Kessler to purchase 85,000 shares.

(10)	Includes options to purchase 103,014 shares.

(11)	Includes options to purchase 35,000 shares.

(12)	Includes options to purchase 50,000 shares.

(13)	Includes options to purchase 65,000 shares.

(14)	Includes shares owned by various investors for which Wellington Management Company, LLP serves as investment advisor with shared power to direct investments and/or to vote the shares. The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109. This information is based on a Schedule 13G/A filed by Wellington Management Company, LLP with the SEC on February 17, 2009.

(15)	Consists of 5,087,030 shares beneficially owned by D. E. Shaw Valence Portfolios, L.L.C., 5,087,275 beneficially owned by D. E. Shaw & Co., L.P. (this is composed of (i) 5,087,030 shares in the name of D. E. Shaw Valence Portfolios, L.L.C. and (ii) 245 shares in the name of D. E. Shaw Synoptic Portfolios 2, L.L.C.), and 5,087,275 shares beneficially owned by David E. Shaw (this is composed of (i) 5,087,030 shares in the name of D. E. Shaw Valence Portfolios, L.L.C. and (ii) 245 shares in the name of D. E. Shaw Synoptic Portfolios 2, L.L.C.). David E. Shaw does not own any shares directly. By virtue of David E. Shaw’s position as President and sole shareholder of D. E. Shaw & Co., Inc., which is the general partner of D. E. Shaw & Co., L.P., which in turn is the investment adviser and managing member of D. E. Shaw Valence Portfolios, L.L.C. and the investment adviser of D. E. Shaw Synoptic Portfolios 2, L.L.C., and by virtue of David E. Shaw’s position as President and sole shareholder of D. E. Shaw & Co. II, Inc., which is the managing member of D. E. Shaw & Co., L.L.C., which in turn is the managing member of D. E. Shaw Synoptic Portfolios 2, L.L.C., David E. Shaw may be deemed to have the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, the 5,087,275 shares as described above constituting 9.7% of the outstanding shares and, therefore, David E. Shaw may be deemed to be the beneficial owner of such shares. David E. Shaw disclaims beneficial ownership of such 5,087,275 shares. The business address for these entities and for Shaw is 120 W. 45th Street, Tower 45, 39th Floor, New York, NY 10036. This information is based on a Schedule 13G/A filed with the SEC on February 17, 2009.

(16)	The address of Lord, Abbett & Co. LLC is 90 Hudson Street, Jersey City, NJ 07302. This information is based on a Schedule 13G/A filed with the SEC on February 13, 2009.

(17)	These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address for Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202. This information is based on a Schedule 13G filed with the SEC on February 10, 2009.

(18)	Includes 1,149,831 shares beneficially owned by Deerfield Capital, LP; 1,149,931 shares beneficially owned by Deerfield Partners, LP; 1,990,469 shares beneficially owned by Deerfield Management Company, L.P.; 1,990,496 shares beneficially owned by Deerfield International Limited; and all 3,140,300 shares beneficially owned by James E. Flynn, the managing member and a control person of the foregoing entities. The address of Deerfield Capital, LP is 780 Third Avenue, 37th Floor, New York, NY 10017. This information is based on a Schedule 13G/A filed with the SEC on February 13, 2009.

(19)	Includes shares held by Barclays Global Investors, N.A. in trust accounts for the economic benefit of the beneficiaries of those accounts and for which Barclays Global Investors, N.A. has sole dispositive and voting power. The address of Barclays Global Investors, N.A. is 400 Howard Street, San Francisco, CA 94105. This information is based on a Schedule 13G/A filed with the SEC on February 5, 2009.

(20)	The address of Westfield Capital Management Company, LP is 1 Financial Center, Boston, Massachusetts 02111. This information is based on a Schedule 13G/A filed with the SEC on February 4, 2009.

(21)	Group consists of our current non-employee directors and executive officers. Includes options to purchase an aggregate of 2,536,072 shares.

INFORMATION ABOUT CORPORATE GOVERNANCE

We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. In assessing and implementing our corporate governance practices, we have been mindful of the provisions of the Sarbanes-Oxley Act of 2002, the rules of the SEC, and the listing standards of The NASDAQ Stock Market. We expect to continue to review and, when appropriate, further strengthen our corporate governance procedures in the future.

We describe below our corporate governance structure and the key corporate governance practices that we have adopted.

Board of Directors

Our board of directors is responsible for establishing our broad corporate policies and overseeing the management of the company. Our chief executive officer, our president and chief operating officer and our other executive officers are responsible for our day-to-day operations. Our board evaluates our corporate performance and approves, among other things, our corporate strategies and objectives, operating plans, major commitments of corporate resources and significant policies. Our board also evaluates and appoints our executive officers.

Our board of directors met 14 times during 2008, including regular, special and telephonic meetings. Each director who served as a director during 2008 attended at least 75% of the aggregate of: (1) the total number of board meetings held during the period of 2008 during which he or she was a director and (2) the total number of meetings held by all board committees on which he or she served during the period of 2008 during which he or she was a member of such committees.

Board Independence

Under the rules of The NASDAQ Stock Market, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board of directors has determined that none of our directors, except Clive Meanwell and John Kelley, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 4200(a)(15) of The NASDAQ Stock Market Marketplace Rules. Dr. Meanwell and Mr. Kelley are both employees and are therefore not independent. Only independent directors serve on our standing board committees.

Robert Savage has been the lead director of the board of directors since October 2006. As the lead director, Mr. Savage is responsible for:

•	chairing any meeting of the independent directors in executive session;

•	working with the chairman of the board in preparation of the agenda for each meeting of the board of directors and in determining the need for special meetings of our board of directors;

•	consulting with the chairman of the board and chief executive officer on matters relating to corporate governance and board performance;

•	facilitating communications between other members of our board of directors and our chairman of the board and chief executive officer; and

•	meeting with any director who is not adequately performing his or her duties as a member of our board of directors or any committee.

Under our corporate governance guidelines, our board of directors is obligated to review this appointment annually.

Board Committees

Our board of directors has a standing audit committee, compensation committee and nominating and corporate governance committee. The members of these committees are as follows:

Nominating and
Audit	Compensation	Corporate Governance

Robert J. Hugin (Chair)	Elizabeth H.S. Wyatt (Chair)*	William W. Crouse (Chair)
T. Scott Johnson	Armin M. Kessler	Hiroaki Shigeta
Elizabeth H.S. Wyatt	Robert G. Savage	Melvin K. Spigelman

*	Ms. Wyatt was appointed chair of the compensation committee on May 29, 2008. Prior to May 29, 2008, Robert Savage served as chair of the compensation committee.

Each of the audit committee, compensation committee and nominating and corporate governance committee operates under a charter and each such committee reviews its respective charter at least annually. A current copy of the charters of the audit committee, the compensation committee, and the nominating and corporate governance committee is posted on the corporate governance section of “Investor Relations” on our website, www.themedicinescompany.com.

Audit Committee

Our audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from such firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt, retention and treatment of accounting-related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management; and

•	preparing the audit committee report (which is included elsewhere in this proxy statement) required by the SEC.

Our board of directors has determined that all of the audit committee members are independent as defined under the rules of The NASDAQ Stock Market, including the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934.

Our board of directors has also determined that Robert J. Hugin qualifies as an audit committee financial expert. In deciding whether members of our audit committee qualify as financial experts within the meaning of the SEC regulations and the listing standards of The NASDAQ Stock Market, our board considered the nature and scope of experiences and responsibilities members of our audit committee have previously had with reporting companies. Mr. Hugin, like all members of our audit committee, is an independent director as defined under the rules of The NASDAQ Stock Market, including the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934.

The audit committee met seven times during 2008, including regular, special and telephonic meetings.

Compensation Committee

Our compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and our other executive officers;

•	overseeing the evaluations of our senior executives;

•	determining the compensation of our chief executive officer;

•	reviewing and approving, or making recommendations to the board with respect to, the compensation of our other executive officers;

•	reviewing and making recommendations to the board relating to management succession planning;

•	overseeing and administering our cash and equity incentive plans; and

•	reviewing and making recommendations to the board with respect to director compensation.

The compensation committee may form, and delegate authority to, one or more subcommittees as it deems appropriate from time to time under the circumstances.

The compensation committee met 12 times during 2008, including regular, special and telephonic meetings.

Information concerning the compensation committee’s processes and procedures regarding director compensation is set forth under “Compensation of Directors” in this proxy statement. Information concerning the compensation committee’s processes and procedures regarding compensation for our named executive officers is set forth under “Compensation Discussion and Analysis” in this proxy statement.

Our board of directors has the authority to grant awards and to adopt, amend and repeal the administrative rules, guidelines and practices relating to our Amended and Restated 2004 Stock Incentive Plan, which we refer to in this Proxy Statement as the 2004 plan, and to interpret the provisions of the 2004 plan. Pursuant to the terms of the 2004 plan, our board of directors has delegated its authority under the 2004 plan to its compensation committee. Accordingly, the compensation committee administers the 2004 plan, including granting options and other awards under the 2004 plan. In addition, pursuant to the terms of the 2004 plan, our board of directors has delegated to our officers limited authority to grant stock options to employees without further action by our board of directors or the compensation committee. Our officers are not, however, authorized to grant options:

•	with terms differing from the terms set forth in our standard forms of stock option agreement;

•	unless the exercise price of such options is equal to the closing price of the common stock on the date of grant;

•	to themselves, to any other executive officer, to certain vice presidents, to members of the board of directors or to any person designated by our board of directors or the compensation committee;

•	with respect to more than 2,400,000 shares of our common stock in the aggregate; or

•	to any person in an amount that would result in the person having been granted options to purchase more than 75,000 shares of our common stock under any of our stock option plans.

In addition, the officers must maintain a list of the options granted pursuant to the delegated authority and report to the compensation committee regarding the options granted, at such times and in such form as the compensation committee may from time to time request. The delegation of authority to the officers is intended to avoid the expense and administrative burden of convening a meeting of the compensation committee in connection with stock option grants to newly hired employees and promoted employees.

Except as noted above, the compensation committee generally selects the recipients of awards and, subject to the terms of the 2004 plan, determines:

•	the number of shares of common stock covered by options and the dates upon which such options become exercisable;

•	the exercise price of options (which, in accordance with the 2004 plan, may not be less than 100% of the fair market value of our common stock on the date of grant);

•	the duration of options (which, in accordance with the 2004 plan, may not be longer than 10 years); and

•	the number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including issue price, conditions for repurchase and repurchase price.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee identifies individuals qualified to become board members and recommends to the board the persons to be nominated by the board for election as directors at the annual meeting of stockholders. In addition, the nominating and corporate governance committee oversees the evaluation of the board of directors and develops corporate governance principles. Our board of directors has adopted a series of corporate governance guidelines to assist the board in the exercise of its duties and responsibilities, which is posted on the corporate governance section of “Investor Relations” on our website, www.themedicinescompany.com.

The nominating and corporate governance committee met three times in 2008, including regular, special and telephonic meetings.

Director Candidates and Nomination Process

The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the board.

The nominating and corporate governance committee evaluates director candidates based upon a number of criteria including:

•	reputation for integrity, honesty and high ethical standards;

•	demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to our current and long-term objectives and willingness and ability to contribute positively to our decision-making process;

•	commitment to understanding our business and our industry;

•	adequate time to attend and participate in meetings of the board of directors and its committees;

•	ability to understand the sometimes conflicting interests of the various constituencies of our company, which include stockholders, employees, customers, governmental units, creditors and the general public and to act in the interest of all stockholders;

•	demonstrated experience or skill set in particular management disciplines that complements, in the opinion of the members of the nominating and corporate governance committee, the existing members of the board of directors to provide a desirable balance; and

•	such other attributes, including independence, that satisfy requirements imposed by the SEC and The NASDAQ Stock Market.

The nominating and corporate governance committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for a prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities.

Stockholder Nominees

Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates. Any such proposals should be forwarded to the nominating and corporate governance committee in writing at our executive offices at 8 Sylvan Way, Parsippany, New Jersey 07054 Attention: Paul M. Antinori, Secretary and should include the following information:

•	all information relating to such candidate that is required to be disclosed pursuant to Regulation 14A of the Securities Exchange Act of 1934, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected;

•	any information reasonably necessary to determine whether the candidate is qualified to serve on our audit committee;

•	the number of shares of our stock beneficially owned by such candidate, if any;

•	as to the stockholder proposing the candidate:

•	such stockholder’s name and address;

•	the number of shares of our common stock beneficially owned by such stockholder;

•	a description of all arrangements and understandings between each stockholder and the candidate and any other person relating to the proposal to nominate the candidate; and

•	a representation that such stockholder intends to appear in person or by proxy to nominate the person proposed.

Assuming that appropriate biographical and background material has been provided on a timely basis, any recommendations received from stockholders will be evaluated in the same manner as potential nominees proposed by the nominating and corporate governance committee. If our board of directors determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting.

Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the nominating and corporate governance committee or the board, by following the procedures set forth under “Information About The Annual Meeting — How and when may I submit a proposal for the 2010 annual meeting?” in this proxy statement. Candidates nominated by stockholders in accordance with the procedures set forth in our by-laws will not be included in our proxy card for the next annual meeting.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics applicable to all of our directors and employees, including our principal executive officer, our principal financial officer and our controller. The code of business conduct and ethics is available on the corporate governance section of “Investor Relations” on our website, www.themedicinescompany.com.

Any waiver of the code of business conduct and ethics for directors or executive officers, or any amendment to the code that applies to directors or executive officers, may only be made by the board of directors. We intend to post on our website, at the address and location specified above, all disclosures that are required by law or The NASDAQ Stock Market listing standards concerning an amendment to, or waiver from, a provision of this code of ethics. To date, no such waivers have been requested or granted.

Stockholder Communications with the Board of Directors

Any stockholder may contact the board of directors or a specified individual director by writing to the attention of the board of directors or a specified individual director and sending such communication to our executive offices at 8 Sylvan Way, Parsippany, New Jersey 07054 Attention: Paul M. Antinori, Secretary. Each communication from a stockholder should include the following information in order to permit stockholder status to be confirmed and to provide an address to forward a response if deemed appropriate:

•	the name, mailing address and telephone number of the stockholder sending the communication;

•	the number of shares held by the stockholder; and

•	if the stockholder is not a record owner of our securities, the name of the record owner of our securities beneficially owned by the stockholder.

Our Secretary will forward all appropriate communications to the board of directors or individual members of the board of directors as specified in the communication.

Director Attendance at the Annual Meeting

As set forth in our corporate governance guidelines, all directors are expected to attend the annual meeting of stockholders. All of our directors attended the annual meeting of stockholders in 2008.

Compensation of Directors

Compensation Program

Every two years, our compensation committee reviews and makes recommendations to the board regarding the level of compensation of our non-employee directors. To determine the appropriate level of compensation for our non-employee directors, our compensation committee has historically obtained data from a number of different sources including:

•	publicly available data describing director compensation in peer companies; and

•	information obtained directly from other companies.

Our compensation program for non-employee directors consists of a cash component, which includes an annual retainer and meeting and committee fees and is paid on a quarterly basis, and an equity component, which includes stock option grant awards and restricted stock awards. Each of these components is shown in the table below. We do not pay directors who are also our employees any additional compensation for serving on our board.

In March 2007, our compensation committee reviewed our board compensation program and recommended modifications to this program to our board of directors. On April 17, 2007, our board of directors, based upon the recommendation of our compensation committee, approved modifications to the cash and equity portions of the compensation program. In evaluating these changes, the committee relied on data from the Radford Survey + Consulting, an AON Consulting Company, and sought to align board cash compensation at or near the 50th percentile of cash compensation paid to directors at companies included in the data from Radford and board equity compensation with a value at or near the 75th percentile of the value of equity compensation paid to directors at the companies included in the data from Radford. Our compensation committee is currently reviewing the compensation payable to our directors and will make a recommendation to the board regarding the level of compensation of our non-employee directors following such review.

Cash Compensation

The following table describes the cash compensation for each non-employee director. The cash compensation is payable on a quarterly basis.

Type of Fee	Current

Annual retainer	$25,000
Additional annual retainer for lead director	$10,000
Attendance for each board meeting attended in person	$3,000
Attendance for each board meeting attended by telephone	$1,000
Annual retainer for committee members:
Audit committee	$4,000
Compensation committee	$3,000
Nominating and corporate governance committee	$2,000
Additional annual retainer for committee chairs:
Audit committee	$12,000
Compensation committee	$9,000
Nominating and corporate governance committee	$6,000
Attendance for each committee and board strategic advisory team meeting attended in person	$1,500
Attendance for each committee and board strategic advisory team meeting attended by telephone	$500

In addition, directors are reimbursed for travel and out-of-pocket expenses in connection with their attendance at board meetings.

Equity Compensation

Each non-employee director is eligible to receive stock options and shares of restricted stock under our 2004 plan. The following table describes the initial equity compensation and annual equity compensation for each non-employee director, as well as the additional equity compensation to our lead director:

		Number of
	Number of	Restricted
Type of Grant	Options	Shares	Grant Date	Vesting Schedule

Initial equity grant	25,000	—	The date the director is initially elected to the board	36 equal monthly installments beginning on the date one month after the grant date
Annual equity grant	7,500	3,750	The date of the annual meeting of stockholders	Stock options vest in 12 equal monthly installments beginning on the date one month after the grant date. Restricted stock vests in one installment 12 months after the grant date
Additional annual equity grant to our lead director	5,000	—	The date of the annual meeting of stockholders	Stock options vest in 12 equal monthly installments beginning on the date one month after the grant date

These options have an exercise price equal to the closing price of our common stock on the NASDAQ Global Select Market on the date of grant and have a ten-year term. All vested options will be exercisable at any time prior to the first anniversary of the date the director ceases to be a director and all unvested options will be forfeited.

The following table shows the compensation for fiscal year 2008 for each non-employee director that served as a director during 2008.

2008 Director Compensation

	Fees Earned
	or Paid					All Other
	in Cash		Stock Awards	Option Awards		Compensation	Total
Name	($)		($)(1)	($)(2)		($)	($)

William W. Crouse	$57,000	(3)	$70,118	$61,273		—	$188,391
Robert J. Hugin	$66,500	(4)	$70,118	$61,273		—	$197,891
T. Scott Johnson	$56,000	(5)	$70,118	$61,273		—	$187,391
Armin M. Kessler	$57,000	(6)	$70,118	$61,273		—	$188,391
Robert G. Savage	$71,375	(7)	$70,118	$102,122	(11)	—	$243,615
Hiroaki Shigeta	$51,500	(8)	$70,118	$140,341	(12)	—	$261,959
Melvin K. Spigelman	$53,000	(9)	$70,118	$61,273		—	$184,391
Elizabeth H.S. Wyatt	$73,125	(10)	$70,118	$61,273		—	$204,516

(1)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year in accordance with Financial Accounting Standards Board Statement No. 123 (revised 2004), “Share-Based Payment” (FAS 123(R)), excluding any adjustments for forfeitures relating to service-based vesting conditions. The grant date fair value of the award granted to each non-employee director on the date of our 2008 annual meeting of stockholders was $68,625. See Note 2 to our notes to our consolidated financial statements in our Annual Report on Form 10-K filed on March 2, 2009 for a discussion of all assumptions we made in determining the FAS 123(R) values of equity awards. At December 31, 2008, each of our non-employee directors held 3,750 shares of unvested restricted stock.

(2)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year in accordance with FAS 123(R), excluding any adjustments for forfeitures relating to service-based vesting conditions. The grant date fair value of the award granted to each non-employee director on the date of our 2008 annual meeting of stockholders was $60,171. See Note 2 to our notes to our consolidated financial statements in our Annual Report on Form 10-K filed on March 2, 2009 for a discussion of all assumptions we made in determining the FAS 123(R) values of equity awards. At December 31, 2008, the total number of shares subject to options held by each of our non-employee directors was: Mr. Crouse, 86,875; Mr. Hugin, 68,542; Dr. Johnson, 81,875; Dr. Kessler, 81,875; Mr. Savage, 97,806; Mr. Shigeta, 22,986; Dr. Spigelman, 46,875 and Ms. Wyatt, 61,875.

(3)	Mr. Crouse is chair of the nominating and corporate governance committee and a member of the board strategic advisory team. This amount includes the annual board and nominating and corporate governance committee retainers, the nominating and corporate governance committee chair annual retainer and fees paid for attendance at four board meetings in person, eight board meetings by telephone, two committee meetings in person and two committee and team meetings by telephone.

(4)	Mr. Hugin is the chair of the audit committee. This amount includes the annual board and audit committee retainers, the audit committee chair annual retainer and fees paid for attendance at four board meetings in person, nine board meetings by telephone, one committee meeting in person and six committee meetings by telephone.

(5)	Dr. Johnson is a member of the audit committee and the board strategic advisory team. This amount includes the annual board and audit committee retainers and fees paid for attendance at four board meetings in person, ten board meetings by telephone, one committee meeting in person and seven committee and team meetings by telephone.

(6)	Dr. Kessler is a member of the compensation committee. This amount includes the annual board and compensation committee retainers and fees paid for attendance at four board meetings in person, ten board meetings by telephone, two committee meetings in person and eight committee meetings by telephone.

(7)	Mr. Savage is the lead director of our board of directors and a member of the compensation committee and the board strategic advisory team. Mr. Savage also served as chairman of the compensation committee until May 29, 2008. This amount includes the annual board and compensation committee retainers, the annual retainer for his role as lead director, pro rata compensation committee chair annual retainer and fees paid for attendance at four board meetings in person, ten board meetings by telephone, two committee meetings in person and ten committee and team meetings by telephone.

(8)	Mr. Shigeta is a member of the nominating and corporate governance committee. This amount includes the pro rated annual board and nominating and corporate governance committee retainers and fees paid for attendance at four board meetings in person, nine board meetings by telephone, two committee meetings in person and one committee meeting by telephone.

(9)	Dr. Spigelman is a member of the nominating and corporate governance committee and strategic advisory committee. This amount includes the annual board and nominating and corporate governance committee retainers and fees paid for attendance at four board meetings in person, ten board meetings by telephone, two committee meetings in person and two committee meetings by telephone.

(10)	Ms. Wyatt is the chairman of the compensation committee as of May 29, 2008 and a member of the audit committee. This amount includes the annual board, audit committee and compensation committee retainers, the pro rata compensation committee chair annual retainer and fees paid for attendance at four board meetings in person, nine board meetings by telephone, five committee meetings in person and 14 committee meetings by telephone.

(11)	As the lead director, Mr. Savage is awarded an annual additional stock option grant of 5,000 shares of our common stock on the date of our annual meeting of stockholders. The grant date fair value of this award to Mr. Savage was $40,114.

(12)	Mr. Shigeta received a stock option grant of 20,000 shares upon election to the board of directors in 2007, which vest over a three-year period. This amount includes the dollar amount recognized for such grant for financial statement reporting purposes with respect to the 2008 fiscal year in accordance with FAS 123(R). The grant date fair value of the award granted to Mr. Shigeta on the date of his election in 2007 was $252,847.

Certain Related-Party Transactions

In accordance with our audit committee charter, our audit committee is responsible for reviewing and approving the terms and conditions of all related party transactions.

On February 24, 2009, we acquired more than 98% of the outstanding shares of Targanta Therapeutics Corporation, or Targanta, through a tender offer for all outstanding shares of Targanta. On February 25, 2009 we completed our acquisition of Targanta through a short-form merger of one of our subsidiaries with and into Targanta, with Targanta as the surviving entity and wholly owned subsidiary of ours.

Targanta stockholders who tendered their shares in the tender offer and whose shares we accepted for payment promptly received the offer consideration consisting of (1) $2.00 per share, net in cash plus (2) the contractual right to receive up to $4.55 per share in contingent cash payments if specified regulatory and commercial milestones are achieved within agreed upon time periods. In the merger, each remaining outstanding share of Targanta common stock was automatically cancelled and converted into the right to receive the same consideration per share paid in the tender offer.

The total consideration payable for the shares of Targanta that we acquired in the tender offer and the merger, including fees and expenses, consists of approximately $50 million in cash at closing plus contractual rights to receive up to $95.5 million in the aggregate in contingent cash payments if specified regulatory and commercial milestones are achieved within agreed upon time periods. The terms and conditions of the contingent cash payment rights are set forth in a Contingent Payment Rights Agreement, or CPR Agreement, dated February 24, 2009, entered into by us and American Stock Transfer & Trust Company, as rights agent.

William W. Crouse, who serves as one of our directors, was also a director and stockholder of Targanta and served as Chairman of the compensation committee of Targanta’s board of directors. Mr. Crouse recused himself from all board meetings, both ours and Targanta’s, in which the tender offer and merger were discussed. Upon the effectiveness of the merger, Mr. Crouse ceased to be a director of Targanta.

In the tender offer, in exchange for the 58,539 shares of Targanta common stock held by him, Mr. Crouse received approximately $117,078 in cash plus the contractual right to receive up to a maximum of approximately $266,352 in contingent cash payments if all of the milestones set forth in the CPR Agreement are achieved within the agreed upon time periods. Pursuant to an agreement between Mr. Crouse and Targanta, Mr. Crouse’s options and warrants for shares of Targanta capital stock terminated immediately prior to the effectiveness of the merger.

Compensation Committee Interlocks and Insider Participation

During 2008, none of the members of our compensation committee was a current or former employee and none had any related person transaction involving us required to be reported under Item 404(a) of Regulation S-K.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A.

By the Compensation Committee of the Board of Directors

Elizabeth H.S. Wyatt (Chair)
Armin M. Kessler
Robert G. Savage

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The compensation committee of our board of directors oversees our executive compensation program. In this role, the compensation committee reviews and approves all compensation decisions relating to our named executive officers and also reviews recommendations for members of our senior management. The compensation committee also reviews and approves annually our salary, bonus and equity pools in the aggregate for employees below the senior management level.

Objectives and Philosophy of Our Executive Compensation Program

The primary objectives of the compensation committee with respect to executive compensation are to:

•	attract, retain and motivate the best possible executive talent;

•	ensure that executive compensation is aligned with our corporate strategies and business objectives;

•	promote the achievement of key strategic and financial performance measures by linking cash and equity incentives to the achievement of measurable corporate and individual performance goals; and

•	align executives’ incentives with the creation of long-term stockholder value.

To achieve these objectives, the compensation committee evaluates our executive compensation program with the goal of setting compensation at levels the committee believes are competitive with those of other companies in our industry and our region that compete with us for executive talent. In addition, our executive compensation program ties a substantial portion of each executive’s overall compensation to key strategic, financial and operational goals such as clinical trial progress, new product indication initiatives, the development of our global organization and our financial and operational performance as measured by metrics such as revenue and profitability. Our executive compensation consists of a base salary, an annual cash incentive and a long-term compensation component, such as stock options and restricted stock grants that vest over time. We believe that the long-term compensation component helps to retain our executives and aligns their interests with those of our stockholders by allowing them to participate in the longer term success of our company as reflected in stock price appreciation.

The compensation committee retained the consulting firm Radford Consultants + Survey, an AON Consulting Company, to advise the committee in connection with the committee’s consideration of the appropriate peer group, base salaries, the percentage bonus targets and equity awards for our named executive officers. In addition, for 2009, Radford provided the compensation committee with tally sheets for reference in considering the total compensation package of each named executive officer. The compensation committee consulted with our chief executive officer and other senior executives in determining compensation packages. However, neither our chief executive officer nor any other senior executive was present for the compensation committee executive session when decisions were made regarding compensation for our named executive officers.

In making compensation decisions, the compensation committee compares the overall as well as each component of our executive compensation program to that paid by a peer group of publicly traded companies that the committee believes have business life cycles, revenues, market capitalizations, products, research and development investment levels, and number and capabilities of employees that are roughly comparable to ours and against which the committee believes we compete for executive talent. The compensation committee reviews the peer group as necessary to determine whether any adjustments to the composition of the group are needed and as a result, our peer group might change from year to year. The compensation committee works with Radford and our senior management to determine the peer group, and Radford analyzes the executive compensation programs of these companies. The companies included in the peer group considered by the compensation committee in establishing 2008 base salaries and bonus targets were:

•	Adams Respiratory Therapeutics, Inc.

•	Affymetrix, Inc.

•	Alkermes, Inc.

•	Amylin Pharmaceuticals, Inc.

•	Cepheid

•	Cubist Pharmaceuticals, Inc.

•	Cytyc Corp.

•	Endo Pharmaceuticals Holdings Inc.

•	Enzon Pharmaceuticals, Inc.

•	ImClone Systems Incorporated

•	Intermune, Inc.

•	Medicis Pharmaceutical Corporation

•	MGI Pharma Inc.

•	Millennium Pharmaceuticals, Inc.

•	OSI Pharmaceuticals, Inc.

•	PDL BioPharma, Inc.

•	Pharmion Corp.

•	Techne Corporation and

•	United Therapeutics Corporation

In November 2008, the compensation committee, working with Radford and our senior management, adjusted the composition of the peer group to reflect changes to our business and to certain of the companies in the peer group. As a result, the peer group considered by the compensation committee in reviewing cash compensation and making its equity awards for 2008, which it made in February 2009, were:

•	Abraxis Biosciences Inc.

•	Affymetrix, Inc.

•	Alkermes, Inc.

•	Amylin Pharmaceuticals, Inc.

•	BioMarin Pharmaceuticals Inc.

•	Cepheid

•	Cubist Pharmaceuticals, Inc.

•	Endo Pharmaceuticals Holdings Inc.

•	Enzon Pharmaceuticals, Inc.

•	ImClone Systems Incorporated

•	Isis Pharmaceuticals

•	Medicis Pharmaceutical Corporation

•	Myriad Genetics, Inc.

•	Onyx Pharmaceuticals

•	OSI Pharmaceuticals, Inc.

•	Regeneron Pharmaceuticals Inc.

•	Sepracor Inc.

•	Techne Corporation

•	United Therapeutics Corporation and

•	Vertex Pharmaceuticals Incorporated

References in this proxy statement to “our peer group” mean the applicable peer group or peer groups listed above.

We compete with many other companies for executive personnel. Accordingly, the compensation committee generally targets base salary and bonus compensation for executives at the 50th percentile of compensation paid to similarly situated executives of the companies in our peer group. In order to underscore the value of ownership of equity compensation as a component of our overall compensation, the compensation committee generally targets equity compensation for executives at the 75th percentile of equity compensation paid to similarly situated executives of the companies in our peer group. The committee may vary these general targets with respect to executives based on the job responsibilities, experience and performance levels of the individuals and our overall company performance. For example, the compensation committee determined, on the advice of Radford, that our chief financial officer’s level of responsibility exceeds that of similarly situated executives of the companies in our peer group, primarily due to his business development and operating responsibilities, and therefore applied a 15% premium to his target compensation compared to chief financial officers of the companies in our peer group.

Components of our Executive Compensation Program

The primary elements of our executive compensation program are:

•	base salary;

•	annual cash bonus;

•	stock option and restricted stock awards;

•	health and life insurance, and other employee benefits; and

•	severance and change-of-control benefits.

We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, the compensation committee, after reviewing information provided by Radford, determines what it believed to be the appropriate level and mix of the various compensation components within the targeted percentiles for cash and equity compensation.

Base Salary

The committee uses base salary to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. Base salaries of our named executive officers are reviewed at least annually by the compensation committee, and are adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. Base salaries also may be increased for merit reasons, based on the executive’s success in meeting or exceeding individual performance objectives, promoting our core values and demonstrating leadership abilities. The compensation committee also adjusts base salaries as warranted throughout the year for promotions, market changes or other changes in the scope or breadth of an executive’s role or responsibilities.

In establishing base salaries for 2008, the compensation committee considered the survey data of compensation in our peer group, the level of the individual’s responsibility and the individual’s past performance and experience. As noted above, the committee generally targets executive base salaries at the 50th percentile of salaries for executives in similar positions at companies in our peer group. In considering the base salaries for 2008, the compensation committee agreed that base salary is a function of providing adequate compensation for the responsibilities of the respective positions, and any increase to base salary should be based upon those responsibilities and individual performance in addition to competitive data. In January 2008, the compensation committee approved base salary increases for our named executive officers, which were based on merit reasons for their performance in 2007 as well as market adjustments to more closely align their salaries to the 50th percentile of companies in our peer group.

The following table presents each named executive officer’s 2007 and 2008 base salary, the percentile increase in base salary from 2007 to 2008 and each named executive officer’s 2008 base salary variance to the 50th percentile of our peer group:

				2008 Salary
				Variance to 50th
			Percent Increase	Percentile of Peer
Named Executive Officer	2007 Salary	2008 Salary	from 2007 to 2008	Group

Clive A. Meanwell	$566,000	$588,640	4%	-10%
Chief Executive Officer
John P. Kelley	$450,000	$463,500	3%	+8%
President and Chief Operating Officer
Glenn P. Sblendorio	$375,000	$421,875	12.5%	-3%
Executive Vice President and Chief Financial Officer
Paul M. Antinori	$315,000	$346,500	10%	-10%
Senior Vice President and General Counsel
Catharine S. Newberry(1)	$285,000	$299,250	5%	+9%
Former Senior Vice President and Chief Human Strategy Officer

(1)	Ms. Newberry’s employment with us terminated January 26, 2009.

In establishing Dr. Meanwell’s 2008 base salary, the compensation committee recognized Dr. Meanwell’s contributions in the planning, oversight and direction of our competitive, human and financial strategy in 2007. These included our overall operating performance, developing and building our product portfolio, creating and advancing our international business plan, acquiring human talents and developing our employees, and growth in our financial performance and in stockholder value. For 2008, we increased his annual base salary to $588,640, which represented a 4% merit increase. The compensation committee recognized Mr. Kelley’s contributions to increasing stockholder’s long term value by improving our operating capabilities, recruiting strong people, organizing our resources effectively and playing an important role in a variety of strategic projects in 2007. As a result, the committee established Mr. Kelley’s annual base salary for 2008 at $463,500, which consisted of a 3% merit increase. In establishing Mr. Sblendorio’s 2008 base salary, the compensation committee recognized Mr. Sblendorio’s contributions in 2007, including his building of a business development department at our company, his communication efforts with our stockholders, his role in the area of talent acquisition, such as his recruitment of new members to strengthen our finance department, his effective management of resources and his work with Dr. Meanwell to improve our relationship with investment banks. As a result, the committee established Mr. Sblendorio’s annual base salary for 2008 at $421,875, which consisted of a 7% increase for merit reasons and 5.5% increase as a market adjustment. The compensation committee noted Mr. Antinori’s efforts in 2007 to develop and focus our government affairs initiatives, including efforts to restore the term of the principal Angiomax patent, as well as his management of our ongoing legal affairs and increased his annual base salary for 2008 to $346,500, which represented a 5.5% increase for merit reasons and 4.5% increase as a market adjustment. The compensation committee recognized Ms. Newberry’s accomplishments in focusing on key strategic and tactical elements of our human strategy in 2007. As a result, the committee increased Ms. Newberry’s annual base salary for 2008 to $299,250, which represented a 5% increase for merit reasons.

In establishing base salaries for fiscal 2009, our senior management recommended and the compensation committee determined that no merit increases in base salary would be given to any of our employees, including our named executive officers, in recognition of the global economic condition and our 2008 performance. Our employees, including our named executive officers, continue to be eligible for such adjustments for promotions, market changes or other changes in the scope or breadth of their role or responsibilities.

Annual Cash Bonus Plan

We have an annual cash bonus plan for our named executive officers. The annual cash bonus plan is intended to motivate our named executive officers to work toward the achievement of company strategic, operational and financial goals and individual performance objectives, and to reward our named executive officers when their efforts result in success for us. Bonus targets under the annual cash bonus plan are calculated as a percentage of the applicable named executive officer’s base salary, with targets corresponding to the position of the executive. The bonus target percentages for our named executive officers are based on their respective grade level except for Dr. Meanwell, whose bonus target percentage exceeds that of our other executives at the same grade level. For 2008, Dr. Meanwell’s bonus target percentage increased from 50% to 75% of his base salary to better align his bonus target percentage with those of other chief executive officers in our peer group. Mr. Sblendorio’s bonus target percentage increased from 40% to 50% of his base salary in connection with his elevation in grade level as a result of his additional business development and operating responsibilities. The bonus target percentage for Mr. Kelley remained at 50% of his base salary and the bonus target percentage for each of Mr. Antinori and Ms. Newberry remained at 40% of their respective base salaries.

The compensation committee approves corporate goals for each year and determines potential bonus amounts based on achievement of these goals and individual performance goals. Under the annual cash bonus plan, the corporate goals comprise 60% of the total cash bonus and the individual objectives comprise 40% of the total cash bonus. The corporate goals generally conform to the financial metrics contained in the internal business plan adopted by the board of directors relating to revenue, earnings per share and certain operational goals. The compensation committee works with the chief executive officer to develop challenging but achievable goals, which we refer to as stretch corporate goals, which they believe are challenging but can be reasonably achieved over the next year. For 2008, the compensation committee approved the corporate goals and the relative weighting of such corporate goals to be considered in determining payments under the annual cash bonus plan based on achievement of those goals for 2008. The goals that the compensation committee approved for 2008 were:

•	a minimum sales revenue for Angiomax in the United States;

•	the commercial launch of Cleviprex and minimum sales revenue for Cleviprex in the United States;

•	the development of our global organization, with a primary focus on the European Union during 2008, to enable us to operate in Germany, France, Italy and the United Kingdom, the approval to market Angiox for acute coronary syndrome, or ACS, in the European Union, the complete transition of the distribution of Angiox from Nycomed Danmark ApS and a minimum sales performance in the European Union with respect to Angiox;

•	FDA approval of the supplemental new drug application, or sNDA, that we filed in 2007 relating to an additional indication for Angiomax for an additional dosing regimen in the treatment of ACS initiated in the emergency department;

•	progression of the CHAMPION clinical trials to achieve minimum recruitment levels; and

•	a minimum earnings per share (non-GAAP) for 2008.

Each corporate goal is weighted based upon the priority attributed to such goal by the committee and based on such weighting, each goal is given a corporate goal award value. When the compensation committee approves corporate goals, it also approves minimum, target and maximum levels for such corporate goals. The committee determines the company bonus factor, which is used in determining payouts under the annual cash bonus plan and the size of annual equity awards, by using such minimum, target and maximum levels and allocating credits for each corporate goal in the following manner:

•	no credit for a corporate goal unless we achieve a minimum performance level;

•	a credit of at least 50% but less than 100% of the corporate goal award if we achieve the minimum performance level but do not achieve the target performance level;

•	a credit of at least 100% but less than 150% of the corporate goal award if we achieve or exceed the target performance level but do not attain the maximum performance level; and

•	a credit of 150% of the corporate goal award if we achieve or exceed the maximum performance level.

Individual objectives are tied to the particular area of expertise of the employee and his or her performance in attaining those objectives. Achievement of these objectives is measured relative to external forces, internal resources utilized and overall individual effort. Except with respect to our chief executive officer and our president and chief operating officer, individual objectives are based on a variety of factors, including the achievement of corporate goals. The individual performance objectives are determined by the executive officer to whom the named executive officer reports. In the case of our chief executive officer and our president and chief operating officer, the individual objectives are reviewed with our lead independent director and the compensation committee and are based on the achievement of corporate goals. For each individual objective, the named executive officers must accomplish at least 80% of each objective to receive a cash bonus payment for such objective. If the named executive officer achieves this threshold, then the individual is eligible to receive a relative portion of the payout ranging from 0% to 150% of the individual’s target award.

In February 2009, the compensation committee evaluated our 2008 performance against our 2008 corporate goals approved by the committee. The compensation committee determined that our overall results were positive, when taking into account our completion of certain strategic projects in addition to our established goals. The primary strategic project completed in 2008 was the acquisition of Curacyte Discovery GmbH, which was not contemplated in our 2008 corporate goals. The committee gave credit for this accomplishment when the committee reviewed our 2008 performance against our 2008 corporate goals. In addition, the committee further credited us with the filing of our HORIZONS-AMI clinical trial data in the European Union, which was not anticipated in 2008. The committee determined that we exceeded our goal for Angiomax revenue and our goal related to global expansion, primarily due to our European Union marketing authorization application for ACS being approved two months ahead of our expected schedule. The compensation committee also determined that we partially met our CHAMPION enrollment targets and our earnings per share goal. Finally, the committee determined that we did not meet our Angiomax ACS sNDA submission goal and our Cleviprex sales goal, but the compensation committee awarded us partial credit for the overall Cleviprex goal since we launched Cleviprex in 2008.

Based on our overall 2008 performance against our 2008 corporate goals, taking into account our achievement of the additional goals noted above, the compensation committee determined the company bonus factor was 75%. As a result, bonus awards for 2008 were generally lower than for 2007 when our bonus factor was 87.5%. As a result, as shown in the table below, the committee granted cash bonuses for 2008 to the named executive officers that were less than each named executive officer’s bonus target amount.

For the 2008 annual cash bonuses, the compensation committee calculated the bonuses for our named executive officers by multiplying the dollar amount of each such officer’s bonus target by the company bonus factor. The result was then allocated 60% for corporate goals and 40% for individual goals. The dollar amount allocated to the named executive officer’s individual goals was then multiplied by such officer’s individual performance rating, and the resulting dollar amount was added to the dollar amount allocated to the corporate goals. See footnote (2) to the table below for an example calculation.

Dr. Meanwell’s 2008 salary was $588,640 and his bonus target was 75% of his salary, or $441,480. The compensation committee recognized Dr. Meanwell’s contributions in the planning, oversight and direction of our competitive, human and financial strategy in 2008. These included our overall operating performance, developing and building our product portfolio, creating and advancing our international business plan, acquiring human talents and developing our employees and growth in our financial performance and in stockholder value. Overall, the compensation committee determined that Dr. Meanwell exceeded performance expectations on his individual performance goals with an individual performance rating of 120%, which was used to determine his 2008 equity award as described below and the compensation committee awarded Dr. Meanwell a bonus payment of $357,599. Dr. Meanwell’s bonus payment equaled 81% of his 2008 bonus target.

Mr. Kelley’s 2008 salary was $463,500 and his bonus target was 50% of his salary, or $231,750. The compensation committee recognized Mr. Kelley’s contributions in improving our operating capabilities, recruiting strong people and organizing our resources effectively. The compensation committee also believed that Mr. Kelley had played an important role in a variety of strategic projects, including analysis of European opportunities and options. Overall, the compensation committee determined that Mr. Kelley met performance expectations on his individual performance goals with an individual performance rating of 100%. The compensation committee awarded Mr. Kelley a bonus payment of $173,813. Mr. Kelley’s bonus payment equaled 75% of his 2008 bonus target.

Mr. Sblendorio’s 2008 salary was $421,875 and his bonus target was 50% of his salary, or $210,938. The compensation committee recognized Mr. Sblendorio for leading and completing the Curacyte Discovery transaction; his role in the acquisition of Targanta Therapeutics Corporation acquisition (which acquisition was ultimately completed in February 2009), his communication efforts with our stockholders, his role in the area of talent acquisition, such as his recruitment of new members to strengthen our finance and business development departments, his effective management of resources, his leading the evaluations of many business development projects and his work with Dr. Meanwell to improve our relationships with investment banks. In considering Mr. Sblendorio’s bonus payment, the committee also recognized Mr. Sblendorio’s contributions managing our financial programs. Overall, the compensation committee determined that Mr. Sblendorio far exceeded performance expectations on his individual performance goals with an individual performance rating of 120%. The compensation committee used its discretion to award Mr. Sblendorio a bonus of $170,859. Mr. Sblendorio’s bonus payment equaled 81% of his bonus target.

Mr. Antinori’s 2008 salary was $346,500 and his bonus target was 40% of his salary, or $138,600. The compensation committee noted Mr. Antinori’s efforts to develop and focus our government affairs initiatives, including efforts to restore the term of the principal Angiomax patent, as well as the management of our ongoing legal affairs and his support of the establishment of our legal entities in the European Union, lifecycle management projects and business development projects. Overall, the compensation committee determined that Mr. Antinori met performance expectations on his individual performance goals with an individual performance rating of 100%. The compensation committee awarded Mr. Antinori a bonus of $103,950, which equaled 75% of his bonus target.

Ms. Newberry’s 2008 salary was $299,250 and her bonus target was 40% of her salary, or $119,700. The compensation committee determined that Ms. Newberry did not meet performance expectations on her individual performance goals with an individual performance rating of 0%. The compensation committee awarded Ms. Newberry a bonus of $53,865, which equaled 45% of her bonus target. Ms. Newberry’s employment with us terminated January 2009.

The 2008 salaries, 2008 bonus target percentages and amounts, the adjusted 2008 bonus target reflecting the company’s bonus factor for 2008 and the actual bonus payments for our named executive officers are as follows:

				Adjusted
		2008 Bonus		2008	2008 Annual
		Target	2008 Bonus	Bonus	Cash Bonus
Named Executive Officer	2008 Salary	Percentage	Target	Target(1)	Payments(2)

Clive A. Meanwell	$588,640	75%	$441,480	$331,110	$357,599
Chief Executive Officer
John P. Kelley	$463,500	50%	$231,750	$173,813	$173,813
President and Chief Operating Officer
Glenn P. Sblendorio	$421,875	50%	$210,938	$158,204	$170,859
Executive Vice President and Chief Financial Officer
Paul M. Antinori	$346,500	40%	$138,600	$103,950	$103,950
Senior Vice President and General Counsel
Catharine S. Newberry	$299,250	40%	$119,700	$89,775	$53,865
Former Senior Vice President and Chief Human Strategy Officer

(1)	This column represents the 2008 bonus target, as adjusted based on the compensation committee’s determination of a company bonus factor of 75% of the bonus target, as discussed above.

(2)	This column represents the actual cash bonus payment made to the named executive officer. Such amount is based on the company bonus factor and the individual performance rating of the named executive officer, calculated as described above. For example, Dr. Meanwell’s adjusted bonus target of $331,110 was allocated $198,666 for corporate targets (60%) and $132,444 for individual targets (40%). The dollar amount allocated to individual performance goals, $132,444, was multiplied by his individual performance rating of 120% and the result, $158,933, was added to the dollar amount allocated to the corporate targets, $198,666.

Stock Option and Restricted Stock Awards

Our equity award program is the primary vehicle for offering long-term incentives to our executives, including our named executive officers. We believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our named executive officers and our stockholders. Equity grants are intended as both a reward for contributing to the long-term success of our company and an incentive for future performance. The vesting feature of our equity grants is intended to further our goal of executive retention by providing an incentive to our named executive officers to remain in our employ during the vesting period. In determining the size of equity grants to our executives, our compensation committee considers comparable equity awards of executives in our peer group, our company-level performance, the applicable executive’s performance, the amount of equity previously awarded to the executive, the vesting schedule of such previous awards and the recommendations of management and consultants to the compensation committee.

The compensation committee typically makes initial stock option awards to new executives and annual equity grants as part of our overall compensation program. All equity grants to our named executive officers are approved by the compensation committee.

The compensation committee reviews all components of the executive’s compensation when determining annual equity awards to ensure that an executive’s total compensation conforms to our overall philosophy and objectives. The compensation committee has an equity compensation policy for the use of stock options and restricted stock awards. Our equity compensation philosophy is to reward all employees at the 75th percentile of our peer group for equity compensation. However, for 2008, the compensation committee reduced the equity benchmark to the 50th percentile primarily due to our depleted equity pool. In February 2009, the committee decided to grant a mix of 25% options and 75% restricted stock to all employees, including the named executive officers, with the exception of Dr. Meanwell, who received all restricted stock.

In general, our initial option grants to new named executive officers vest over 48 months with 25% of the option vesting 12 months after the named executive officer’s start date and the remainder of the option vesting in 36 equal monthly installments. In 2008, no named executive officer was eligible for an initial option grant. Our annual grants to named executive officers generally vest in 48 equal monthly installments commencing one month after the date of the grant. Vesting and exercise rights cease 90 days after termination of employment except in the case of death or disability.

In February 2009, we granted all employees, including the named executive officers, shares of restricted stock as part of their 2008 compensation. We typically grant restricted stock awards at no cost to the employee. Because the shares have a built-in value at the time the restricted stock grants are made, we generally grant significantly fewer shares of restricted stock than the number of shares underlying stock options we would grant for a similar purpose. In 2009, the compensation committee used a valuation method to determine the amount of shares to be granted. This approach was reflected in grants made to named executive officers in February 2009, which related to their respective performances in 2008. Restricted shares vest in annual increments of 25% over a period of four years, commencing on the first anniversary of the date of grant.

We do not have any equity ownership guidelines for our named executive officers.

Stock awards to our named executive officers are typically granted annually in conjunction with the review of their individual performance. This review typically occurs at the regularly scheduled meeting of the compensation committee held in the first quarter of each year for determination of grants for the previous year. This allows the compensation committee to receive audited financial statements of the previous year prior to making award determinations. Therefore, annual cash bonuses and equity awards relating to performance during 2008 for all of our employees, including our named executive officers, were granted in February 2009. The compensation committee has established a policy of not approving annual equity grants to any employees, including named executive officers, at a time when our company is in possession of material non-public information. We generally time annual stock option and restricted stock grants to named executive officers so that such grants occur three trading days after the release of our financial results for the previous fiscal year.

In connection with the annual equity awards to our named executive officers, the compensation committee considered the 75th percentile of our peer group companies in determining a target aggregate value based on the Black-Scholes valuation for the total equity awards for each named executive officer. When determining annual equity awards, the committee used a similar formula to the one used to determine annual cash bonuses. In February 2009, the committee calculated the economic value of the equity awards for each named executive officer by starting with an amount equal to the value of equity compensation at the 50th percentile for similarly situated executives of the companies in our peer group, multiplied by 61%, which reflects both our depleted equity pool and our performance for 2008, multiplied by the officer’s individual performance rating. That amount was then allocated between options and restricted stock as described above. Our 2009 equity awards were granted effective February 20, 2009, which was three trading days after the release of our 2008 financial results.

In February 2009, the compensation committee approved the following equity awards to our named executive officers:

	Number of Shares	Number of Shares of
Named Executive Officer	Underlying Options	Restricted Stock

Clive A. Meanwell	—	76,738
John P. Kelley	16,801	21,895
Glenn P. Sblendorio	16,415	21,392
Paul M. Antinori	9,290	12,106
Catharine S. Newberry(1)	—	—

(1)	Ms. Newberry’s employment with us terminated January 26, 2009.

Because the equity awards made to our named executive officers relating to their respective individual performances in 2008 were granted in 2009, these awards have not been included under the caption, “Information About Our Executive Officers — Compensation of Our Executive Officers.”

Benefits and Other Compensation

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Named executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. We do not match employee contributions to our 401(k) plan.

In particular circumstances, we sometimes award cash signing bonuses when executives first join us. Such cash signing bonuses typically must be repaid in full if the executive voluntarily terminates employment with us prior to the first anniversary of the date of hire. Whether a signing bonus is paid and the amount of the bonus is determined on a case-by-case basis under the specific hiring circumstances. For example, we will consider paying signing bonuses to compensate for amounts forfeited by an executive upon terminating prior employment, to assist with relocation expenses or to create additional incentive for an executive to join our company in a position where there is high market demand. For 2008, no named executive officer was eligible for a cash signing bonus.

We limit the perquisites that we make available to our named executive officers. Our named executive officers are not entitled to any benefits that are not otherwise available to all of our employees. For example, we do not provide pension arrangements, post-retirement health coverage or similar benefits to our named executive officers or our employees. Similarly, our health and insurance plans are the same for all employees.

Severance and Change-of-Control Benefits

Pursuant to severance agreements we have entered into with certain executive officers, including our named executive officers, and provisions of our 1998 stock incentive plan and our 2004 plan, our executives are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change of control of our company. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “Information About Our Executive Officers — Potential Payments Upon Termination or Change of Control” below.

We believe providing these benefits help us compete for executive talent. We believe that our severance and change of control benefits are generally in line with severance packages offered to executives by the companies in our peer group.

Our practice in the case of change-of-control benefits has been to structure these as “double trigger” benefits. In other words, the change of control does not itself trigger benefits; rather, benefits are paid only if the employment of the executive is terminated by us or our successor without cause or by the executive for good reason during a one-year period after the change of control. We believe a “double trigger” maximizes stockholder value because it avoids an unintended windfall to executives in the event of a friendly change of control, while still providing executives appropriate incentives to cooperate in negotiating any potential change of control in which they believe they may lose their jobs.

Tax and Accounting Considerations

The Internal Revenue Service, pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and to each other officer (other than our chief executive officer and our chief financial officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among the three most highly paid executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, the compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

In addition, in determining the size and type of equity awards, the compensation committee also considered the potential impact of FAS 123(R).

Our Current Executive Officers

Below is information about each of our executive officers other than Clive Meanwell, our Chief Executive Officer, and John Kelley, our President and Chief Operating Officer. The information below includes each officer’s age as of April 1, 2009, his or her position with us, the length of time he or she has held each position and his or her business experience for at least the past five years and their education. Similar information for Clive Meanwell and John Kelley, who are also directors, is included under the caption “Proposal One: Election of Class 3 Directors — Other Current Directors”. Our board of directors elects our officers annually, and officers serve until they resign or we or the board terminate their position. There are no family relationships among any of our directors, nominees for director and executive officers.

GLENN P. SBLENDORIO
Age: 53

Glenn P. Sblendorio has been our Chief Financial Officer and Executive Vice President since March 2006. From November 2005 until he joined us, Mr. Sblendorio served as a consultant to a company in the pharmaceutical industry. Prior to joining us, Mr. Sblendorio was Executive Vice President and Chief Financial Officer of Eyetech Pharmaceuticals, Inc. from February 2002 until it was acquired by OSI Pharmaceuticals, Inc. in November 2005. From July 2000 to February 2002, Mr. Sblendorio served as our Senior Vice President of Business Development. From 1998 to July 2000, Mr. Sblendorio was the Chief Executive Officer and Managing Director of MPM Capital Advisors, LLC, an investment bank specializing in healthcare related transactions. Mr. Sblendorio’s pharmaceutical experience also includes 12 years at Hoffmann-LaRoche, Inc., a pharmaceutical company, in a variety of senior financial positions, including V.P. Finance of Roche Molecular Systems and Head of Finance-Controller for Amgen/Roche Europe. Mr. Sblendorio currently serves as a director of Amicus Therapeutics, Inc., a biopharmaceutical company and Chairman of the Board of NuLens Ltd., a private ophthalmology company. Mr. Sblendorio received his B.B.A. from Pace University and his M.B.A. from Fairleigh Dickinson University.

PAUL M. ANTINORI
Age: 55

Paul M. Antinori has been our General Counsel since May 2002 and a Senior Vice President since September 2006. He also served as Vice President from August 2004 to August 2006. From March 1998 to April 2002, Mr. Antinori was General Counsel and a consultant to Physician Computer Network, Inc., a healthcare information technology company. Prior to March 1998, Mr. Antinori was a partner at the law firm of Gibbons, Del Deo, Dolan, Griffinger & Vecchione in Newark, New Jersey. Mr. Antinori received his B.A. from Boston College and his J.D. from the University of Virginia School of Law.

WILLIAM O’CONNOR
Age: 50

William O’Connor is our Chief Accounting Officer. He joined us in April 2006 as our Vice President, Finance and Controller. From April 2000 to February 2006, he was the Vice President of Finance for Eyetech Pharmaceuticals, Inc. From 1996 to April 2000, Mr. O’Connor worked for Trophix Pharmaceuticals, Inc., a biotech company that specialized in pain medications. Mr. O’Connor is a certified public accountant and received a B.S. in accounting from Fairleigh Dickinson University.

KELLI WATSON-PACICCO
Age: 47

Kelli Watson-Pacicco has been our Senior Vice President, Global Communications and Human Strategy since November 2007. She also served as Senior Vice President, Human Strategy from January 2007 to November 2007. Prior to January 2007, Ms. Watson-Pacicco held various positions at Pfizer, Inc. over 19 years including Vice President, Strategic Planning for the Global Human Resources function. She also led Human Resources, Strategic Planning and Communications for the Corporate Affairs division and held a variety of positions in the Global Manufacturing Group. Ms. Watson-Pacicco holds a B.A. in sociology/psychology from Hamline University and a M.A. in industrial relations from the University of Minnesota.

Compensation of Our Executive Officers

Summary Compensation

The following table presents summary information for the year ended December 31, 2008 for our chief executive officer, our chief financial officer and our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2008. We refer to these five individuals collectively as our “named executive officers.”

Summary Compensation Table

								Change in
								Pension Value
								and
							Non-Equity	Nonqualified
					Stock	Option	Incentive Plan	Deferred	All Other
Name and Principal		Salary		Bonus	Awards	Awards	Compensation	Compensation	Compensation
Position	Year	($)		($)	($)(1)	($)(1)	($)	Earnings ($)	($)(2)	Total ($)

Clive A. Meanwell,	2008	$588,640		$357,599	$564,655	$1,345,781	—	—	$1,794	$2,858,469
Chairman and Chief	2007	$566,000		$260,360	$648,526	$1,052,236	—	—	$1,794	$2,528,916
Executive Officer	2006	$516,000		$387,000	—	$562,410	—	—	$1,170	$1,466,580
Glenn P. Sblendorio,	2008	$421,875		$170,859	$316,816	$808,371	—	—	$1,794	$1,719,715
Executive Vice	2007	$375,000		$183,750	$398,617	790,805	—	—	$1,780	$1,749,952
President and Chief	2006	$272,673	(3)	$165,000	$198,908	$514,569	—	—	$1,403	$1,152,554
Financial Officer
John P. Kelley,	2008	$463,500		$173,813	$241,134	$833,035	—	—	$3,354	$1,714,848
President and Chief	2007	$450,000		$216,000	$241,252	$684,807	—	—	$1,794	$1,593,853
Operating Officer	2006	$400,000		$250,000	—	$493,567	—	—	$1,786	$1,145,353
Paul M. Antinori,	2008	$346,500		$103,950	$43,084	$530,698	—	—	$3,277	$1,027,515
Senior Vice President	2007	$315,000		$121,275	—	$621,705	—	—	$1,590	$1,059,570
and General Counsel	2006	$272,333	(4)	$139,200	—	$212,220	—	—	$2,341	$625,117
Catharine S. Newberry,	2008	$299,250		$53,865	$26,693	$337,871	—	—	$2,814	$720,496
Former Senior Vice	2007	$285,000		$104,738	—	$434,649	—	—	$2,667	$827,054
President and Chief	2006	$249,792		$109,000	—	$356,812	—	—	$1,365	$717,945
Human Strategy Officer(5)

(1)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year in accordance with FAS 123(R), excluding any adjustments for forfeitures relating to service-based vesting conditions. See Note 2 to our notes to our consolidated financial statements in our Annual Report on Form 10-K filed on March 2, 2009 for a discussion of all assumptions we made in determining the FAS 123(R) values of equity awards.

(2)	The dollar amount in the “All Other Compensation” column represents life insurance premium payments made by us on behalf of the named executive officer for his or her benefit.

(3)	Mr. Sblendorio joined us in March 2006.

(4)	Effective September 1, 2006, Mr. Antinori received a promotion and base salary increase from $260,000 to $300,000.

(5)	Ms. Newberry joined us in February 2006 and her employment with us terminated as of January 26, 2009.

Employment Arrangements

Clive Meanwell serves as our Chief Executive Officer pursuant to the terms of an employment agreement dated September 5, 1996. This agreement renews automatically on a yearly basis unless either party provides written notice of non-renewal at least 90 days prior to the expiration of the then-current term. Pursuant to the terms of the agreement, Dr. Meanwell’s annual compensation is determined by our board of directors. Pursuant to a noncompetition agreement, Dr. Meanwell has agreed not to compete with us during the term of his employment and for a period of one year after his termination. Dr. Meanwell is eligible to receive, at the discretion of our board of directors, an annual cash bonus targeted to be 75 percent of his annual base salary, subject to meeting company and personal performance goals.

John Kelley serves as our Chief Operating Officer and President pursuant to the terms of a letter agreement dated December 1, 2004. Mr. Kelley’s employment is “at will” and his annual compensation is determined by our board of directors. Mr. Kelley is eligible to receive, at the discretion of our board of directors, an annual cash bonus targeted to be 50 percent of his annual base salary, subject to meeting company and personal performance goals. Pursuant to a noncompetition agreement, Mr. Kelly has agreed not to compete with us during the term of his employment and for a period of one year after his termination.

Glenn Sblendorio serves as our Executive Vice President and Chief Financial Officer pursuant to the terms of a letter agreement dated March 3, 2006. Mr. Sblendorio’s employment is “at will” and his annual compensation is determined by our board of directors. In 2007, Mr. Sblendorio was eligible to receive, at the discretion of our board of directors, an annual cash bonus targeted to be 40 percent of his annual base salary, subject to meeting company and personal performance goals. In January 2008, Mr. Sblendorio was elevated a grade level for his performance and, as a result, Mr. Sblendorio is eligible to receive, at the discretion of our board of directors, an annual cash bonus targeted to be 50 percent of his annual base salary, subject to meeting company and personal performance goals. Pursuant to a noncompetition agreement, Mr. Sblendorio has agreed not to compete with us during the term of his employment and for a period of one year after his termination.

Paul Antinori serves as our Senior Vice President and General Counsel. Mr. Antinori’s employment is “at will” and his annual compensation is determined by our board of directors. Mr. Antinori is eligible to receive, at the discretion of our board of directors, an annual cash bonus targeted to be 40 percent of his annual base salary, subject to meeting company and personal performance goals. Pursuant to a noncompetition agreement, Mr. Antinori has agreed not to compete with us during the term of his employment and for a period of one year after his termination.

Catharine Newberry served as our Senior Vice President for Human Resources and Chief Human Strategy Officer pursuant to the terms of a letter agreement dated December 30, 2005. Ms. Newberry’s employment with us was terminated on January 26, 2009. Pursuant to a noncompetition agreement, Ms. Newberry has agreed not to compete with us for a period of one year after her termination.

We have also entered into severance agreements with our current named executive officers as described below.

Potential Payments Upon Termination or Change of Control

Severance Agreements

In November 2008, we entered into amended and restated management severance agreements with certain of our senior officers, including our named executive officers, in order to induce each of these officers to maintain his or her continued commitment to us.

The agreements generally provide for severance pay, reimbursement of health care premiums, payment of reasonable outplacement assistance and accelerated stock option vesting in the event that (i) we terminate the officer’s employment without cause, as defined in the agreements, or (ii) the officer terminates his or her employment for good reason, as defined in the agreements. If an officer’s employment is terminated for cause, no benefits are provided to the officer under the agreements. These severance agreements supersede any similar provisions in any employment agreement or letter agreement we previously entered into with the officer.

The agreements provide as follows:

•	Termination prior to a change in control. If we terminate the employment of the officer without cause, or if the officer resigns for good reason, before a change in control event, as defined in the agreements, he or she would be entitled to severance pay equal to one year of annual base salary, paid in a lump sum, one year of health care premium reimbursement and payment of reasonable outplacement assistance (or reimbursement and/or payment for a shorter period if the officer commences employment with a new employer before the end of the one-year period), payment for any accrued but unused vacation days and one year of accelerated vesting for options previously granted and outstanding prior to the termination date. In the case of each of Clive Meanwell, John Kelley or Glenn Sblendorio under these circumstances, he would be entitled to severance pay equal to two years of annual base salary, paid in a lump sum, one year of health care premium reimbursement and payment of reasonable outplacement assistance (or reimbursement and/or payment for a shorter period if the officer commences employment with a new employer before the end of the one-year period), payment for any accrued but unused vacation days and two years of accelerated vesting for options previously granted and outstanding prior to the termination date.

•	Termination after a change in control. If we terminate the employment of the officer without cause, or if the officer resigns for good reason, during the one year period following a change in control event, then, in addition to the severance pay, health care premium reimbursement, payment of reasonable outplacement assistance and payment for any accrued but unused vacation days described above, the officer would be entitled to receive an amount equal to 40 percent of his or her then current annual base salary instead of any other bonus payment payable for the year in which termination occurs and such officer’s options would be accelerated in full. In the case of Clive Meanwell under these circumstances, he would be entitled to receive an amount equal to two times 75 percent of his then current annual base salary. In the case of either John Kelley or Glenn Sblendorio under these circumstances, he would be entitled to receive an amount equal to two times 50 percent of his then current annual base salary.

•	In addition to any other amounts that may be payable to the officer under the severance agreements, if we terminate the employment of the officer for any reason, the officer will receive payment for unreimbursed business expenses incurred through the termination date, as defined in the agreement and, except if we terminate the employment of the officer for cause, for any bonus earned but not yet paid prior to the termination date.

•	In order to receive any of these benefits, the officer must deliver a general release in favor of us.

On February 19, 2009, we entered into a severance letter agreement with Catharine Newberry, pursuant to which Ms. Newberry is entitled to receive the following severance benefits:

•	a lump sum payment equal to one year of her current annual base salary, less all applicable statutory tax withholdings and deductions;

•	a lump sum bonus payment in the amount of $53,865 earned in accordance with our annual cash bonus plan;

•	for the shorter of a period of twelve months after the termination date or until Ms. Newberry commences employment with a new employer, reimbursement of COBRA health insurance premiums actually paid by Ms. Newberry and payment for reasonable outplacement services; and

•	accelerated vesting of all stock options that Ms. Newberry held immediately prior to termination which would have vested within one year after the termination date if Ms. Newberry had continued to be employed by us during such one-year period.

As part of the severance agreement, Ms. Newberry has also entered into a general release of us, including our affiliates, successors and assigns for all claims through the date of termination of her employment. Ms. Newberry remains subject to the non-compete, non-solicitation, confidentiality and related provisions of her invention and nondisclosure agreement and non-competition and non-solicitation agreement with us.

Stock Option Agreements

The stock option agreements governing options awarded under our 2004 plan to all of our employees provide for accelerated vesting of 50 percent of an optionholder’s unvested options upon such optionholder’s death or disability (within the meaning of Section 22(e)(3) of the code). All of such optionholder’s vested options are exercisable for a period of one year following the date of the death or disability of the optionholder, provided, that the options have not expired and, in the case of disability, such optionholder has not been terminated for cause.

The table below reflects the potential payments and benefits to which the named executive officers would be entitled under the management severance agreements and stock option agreements with our named executive officers if the named executive officer’s employment with us was terminated for cause or due to death or disability or the officer resigned for good reason. The amounts shown in the table below assume that each termination was effective as of December 31, 2008, and that all eligibility requirements under the management severance agreements or stock option agreements were met. The closing price per share of our common stock on the NASDAQ Global Select Market on December 31, 2008 was $14.73.

	Bonus for			Value of	Health
	Year of	Cash	Vacation	Accelerated	and
Name	Termination	Severance	Payout	Options(1)	Welfare	Total(2)

Clive A. Meanwell
Prior to a Change of Control:
Termination without Cause or Resignation for Good Reason	—	$1,177,280	$11,320	—	$37,204	$1,225,804
Within One Year After a Change of Control:
Termination without Cause or Resignation for Good Reason	$882,960	$1,177,280	$11,320	—	$37,204	$2,108,764
Termination due to Death or Disability	—	—	—	—	—	—
John P. Kelley
Prior to a Change of Control:
Termination without Cause or Resignation for Good Reason	—	$927,000	$8,913	—	$25,465	$961,378
Within One Year After a Change of Control:
Termination without Cause or Resignation for Good Reason	$463,500	$927,000	$8,913	—	$25,465	$1,424,878
Termination due to Death or Disability	—	—	—	—	—	—

	Bonus for			Value of	Health
	Year of	Cash	Vacation	Accelerated	and
Name	Termination	Severance	Payout	Options(1)	Welfare	Total(2)

Glenn P. Sblendorio
Prior to a Change of Control:
Termination without Cause or Resignation for Good Reason	—	$843,750	$8,113	—	$37,204	$889,067
Within One Year After a Change of Control:
Termination without Cause or Resignation for Good Reason	$421,875	$843,750	$8,113	—	$37,204	$1,310,942
Termination due to Death or Disability	—	—	—	—	—	—
Paul M. Antinori
Prior to a Change of Control:
Termination without Cause or Resignation for Good Reason		$346,500	$6,663	—	$12,892	$366,055
Within One Year After a Change of Control:
Termination without Cause or Resignation for Good Reason	$138,600	$346,500	$6,663	—	$12,892	$504,655
Termination due to Death or Disability	—	—	—	—	—	—
Catharine S. Newberry
Prior to a Change of Control:
Termination without Cause or Resignation for Good Reason	—	$299,250	$5,755	—	—	$305,005
Within One Year After a Change of Control:
Termination without Cause or Resignation for Good Reason	$119,700	$299,250	$5,755	—	—	$424,705
Termination due to Death or Disability	—	—	—	—	—	—

(1)	Calculated by multiplying the number of shares subject to options for which vesting would be accelerated by the difference between $14.73, the closing price per share of our common stock on the NASDAQ Global Select Market on December 31, 2008, and the per share exercise prices for such options. No dollar amounts have been added to this column because all of the named executive officer’s options that would be subject to accelerated vesting were not in-the-money at December 31, 2008.

(2)	Excludes any payments related to outplacement services, which we have agreed to pay under the severance agreements.

Grant of Plan-Based Awards

The following table summarizes information regarding restricted stock awards and options granted to each of the named executive officers during the year ended December 31, 2008. Options granted in 2008 to the named executive officers were made under our 2004 plan and become exercisable in 48 equal monthly installments, commencing one month after the vesting commencement date, which is typically the grant date. All options were granted with an exercise price equal to the closing price per share of our common stock on the NASDAQ Global Select Market on the date of grant. The shares of restricted stock were also granted under our 2004 plan and vest in annual increments of 25% over four years commencing on the first anniversary of the date of grant.

2008 Grants of Plan-Based Awards

		All Other
		Stock	All Other
		Awards:	Option	Exercise	Grant Date
		Number of	Awards:	or Base	Fair Value of
		Shares of	Number of	Price of	Stock
		Stock	Securities	Option	and
		or Units	Underlying	Awards	Option
Name	Grant Date	(#)	Options (#)	($/Sh)(1)	Awards(2)

Clive A. Meanwell	2/15/08		200,920 (3)	$19.36	$8.31
	2/15/08	21,875 (4)		—	$19.36
Glenn P. Sblendorio	2/15/08		99,495 (3)	$19.36	$8.31
	2/15/08	10,835 (4)		—	$19.36
John P. Kelley	2/15/08		111,310 (3)	$19.36	$8.31
	2/15/08	12,120 (4)		—	$19.36
Paul M. Antinori	2/15/08		50,690 (3)	$19.36	$8.31
	2/15/08	5,520 (4)			$19.36
Catharine S. Newberry	2/15/08		31,390 (3)	$19.36	$8.31
	2/15/08	3,420 (4)		—	$19.36

(1)	The exercise price of the stock option awards is equal to the closing price of our common stock on the grant date reported by the NASDAQ Global Select Market.

(2)	Based on the fair value of each option on the date of grant using the Black-Scholes closed-form option-pricing model.

(3)	The options vest in 48 equal monthly installments beginning March 15, 2008. The options are subject to accelerated vesting upon a termination without “cause” or a resignation for “good reason”, as each is defined in our severance agreements. See “— Potential Payments Upon Termination or Change of Control.”

(4)	The shares of restricted stock vest in annual increments of 25% over four years commencing on the first anniversary of the date of grant.

Outstanding Equity Awards at 2008 Fiscal Year-end

Except as noted in the table below, the options listed in the table below become exercisable in 48 equal monthly installments, commencing one month after the grant date. The options expire ten years after the grant date. The shares of restricted stock vest in annual increments of 25% over four years commencing on the first anniversary of the date of grant.

							Stock Awards
										Equity
										Incentive
										Plan
									Equity	Awards:
									Incentive	Market or
	Option Awards								Plan	Payout
				Equity					Awards:	Value of
				Incentive				Market	Number of	Unearned
				Plan Awards:			Number	Value of	Unearned	Shares,
	Number of		Number of	Number of			of Shares	Shares	Shares,	Units or
	Securities		Securities	Securities			or Units	or Units	Units or	Other
	Underlying		Underlying	Underlying			of Stock	of Stock	Other	Rights
	Unexercised		Unexercised	Unexercised	Option		That	that	Rights that	that
	Options		Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	Exercisable		Unexercisable	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	(#)		(#)	(#)	($)	Date	(#)	($)(5)	(#)	($)

Clive A. Meanwell	237,000		—	—	$4.79	5/15/2010	—	—	—	—
	30,000		—	—	$26.00	12/12/2010	—	—	—	—
	30,000		—	—	$24.25	12/15/2010	—	—	—	—
	15,000		—	—	$10.11	12/11/2011	—	—	—	—
	123,000		—	—	$15.50	12/10/2012	—	—	—	—
	125,000	(1)	—	—	$28.01	12/23/2013	—	—	—	—
	100,000	(1)	—	—	$28.02	12/14/2014	—	—	—	—
	115,625		34,375		$18.27	11/30/2015	—	—	—	—
	45,833		54,167		$28.60	2/16/2017	37,500	$552,375	—	—
	41,858		159,062	—	$19.36	2/15/2018	21,875	$322,219
Glenn P. Sblendorio	103,125	(2)	46,875	—	$20.11	3/3/2016	12,500	$184,125	—	—
	18,333		21,667	—	$28.60	2/16/2017	13,950	$205,484	—	—
	8,854		16,146	—	$17.04	7/12/2017	—	—	—	—
	20,728		78,767	—	$19.36	2/15/2018	10,835	$159,600
John P. Kelley	225,000	(1)	—	—	$25.25	12/1/2014	—	—	—	—
	90,625		34,375	—	$18.27	11/30/2015	—	—	—	—
	87,500	(3)	—	—	$18.27	11/30/2015	—	—	—	—
	18,333		21,667	—	$28.60	2/16/2017	13,950	$205,484	—	—
	7,083		12,917	—	$17.04	7/12/2017	—	—	—	—
	23,190		88,120	—	$19.36	2/15/2018	12,120	$178,528
Paul M. Antinori	23,750		—	—	$9.13	5/2/2012	—	—	—	—
	4,500		—	—	$15.50	2/10/2012	—	—	—	—
	6,000	(1)	—	—	$27.81	12/19/2013	—	—	—	—
	36,000	(1)	—	—	$23.77	8/3/2014	—	—	—	—
	23,500	(1)	—	—	$28.02	12/14/2014	—	—	—	—
	23,125		6,875	—	$18.27	11/30/2015	—	—	—	—
	12,500	(3)	—	—	$18.27	11/30/2015	—	—	—	—
	29,167		20,833		$22.47	8/29/2016	—	—	—	—
	22,917		27,083		$28.60	2/16/2017	—	—	—	—
	1,771		3,229		$17.04	7/12/2017	—	—	—	—
	10,560		40,130	—	19.36	2/15/2018	5,520	$81,310	—	—
Catharine S. Newberry	70,833	(4)	29,167	—	$19.09	2/1/2016	—	—	—	—
	11,458		13,542	—	$28.60	2/16/2017	—	—	—	—
	6,540		24,850	—	$19.360	2/15/2018	3,420	$50,377	—	—

(1)	On December 23, 2005, our board of directors approved the full acceleration of the vesting of this option. As a condition of this acceleration, the option holder entered enter into a lock-up agreement between the option holder and us under which the option holder has agreed not to sell, transfer, pledge or otherwise dispose of the shares underlying the option, except as set forth in the lock-up agreement. The lock-up will expire on the date on which the exercise would have been permitted under the pre-acceleration vesting schedule set forth in the option agreement. In addition, the lock-up will expire if the option holder ceases to be employed by us for any reason or upon consummation of a “change of control event” as defined in our 2004 plan.

(2)	The option vests as follows: 25% of the shares underlying the option vested on March 3, 2007 (the one-year anniversary of the vesting commencement date), and the remainder vests in 36 equal monthly installments beginning April 3, 2007. The option is subject to accelerated vesting upon a termination without “cause” or a resignation for “good reason”, as each is defined in our severance agreements. See “— Potential Payments Upon Termination or Change of Control.”

(3)	This option was vested and fully exercisable on the grant date, but is subject to the terms of a lock-up agreement between the option holder and us under which the option holder has agreed not to sell, transfer, pledge or otherwise dispose of the shares underlying the option, except as set forth in the lock-up agreement. The lock-up will expire with respect to one-forty eighth (1/48th) of the original number of shares underlying the option on the 30th day of each calendar month, beginning on December 30, 2005. In addition, the lock up will expire if the option holder ceases to be employed by us for any reason or upon consummation of a “change of control event” as defined in our 2004 plan.

(4)	The option vests as follows: 25% of the shares underlying the option vested on February 1, 2007 (the one-year anniversary of the vesting commencement date), and the remainder vest in 36 equal monthly installments beginning March 1, 2007. The option is subject to accelerated vesting upon a termination without “cause” or a resignation for “good reason”, as each is defined in our severance agreements. See “— Potential Payments Upon Termination or Change of Control.”

(5)	Calculated by multiplying the number of unvested shares by $14.73, the closing price per share of our common stock on the NASDAQ Global Select Market on December 31, 2008.

Option Exercises and Stock Vested in 2008

The following table sets forth information regarding options exercised by the named executive officers during the fiscal year ended December 31, 2008. Amounts shown under the column “Value Realized on Exercise” represent the difference between the option exercise price and the closing sale price of our common stock on the date of exercise multiplied by the number of shares for which the option was exercised.

The amounts shown under the column “Value Realized on Vesting” represent the number of shares of restricted stock that vested multiplied by the closing sale price of our common stock on the vesting date.

Option Exercises and Stock Vested in Fiscal 2008

	Option Awards
	Number of		Stock Awards
	Shares		Number of
	Acquired on	Value Realized	Shares Acquired	Value Realized
Name	Exercise (#)	on Exercise ($)	on Vesting (#)	on Vesting ($)

Clive A. Meanwell	—	—	12,500	$242,000
Glenn P. Sblendorio	—	—	10,835	$204,962
John P. Kelley			$4,650	$90,024
Catharine S. Newberry	—	—	—	—
Paul M. Antinori	—	—	—	—

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information, as of December 31, 2008, about the securities authorized for issuance under:

•	our 1998 stock incentive plan;

•	our ESPP;

•	our 2000 outside director stock option plan;

•	our 2001 non-officer, non-director stock incentive plan, or 2001 plan; and

•	our 2004 plan.

This table excludes 1,300,000 shares issuable under the 2009 equity inducement plan, or 2009 plan, which was adopted by our board of directors on February 10, 2009 and has not been approved by our shareholders.

The information below is categorized according to whether or not the equity plan was previously approved by stockholders:

Number of
Securities
Remaining
Available for
	Number of			Future Issuance
	Securities to be			Under Equity
	Issued upon		Weighted-Average	Compensation Plans
	Exercise of		Exercise Price of	(Excluding Securities
	Outstanding		Outstanding	Reflected in Column
Plan Category	Options		Options	(a))
	(a)		(b)	(c)

Equity compensation plans approved by security holders	10,113,080	(1)(2)	$21.13	2,652,866	(3)
Equity compensation plans not approved by security holders	832,401	(4)	$17.90	—

Total	10,945,481		$20.88	2,652,866	(3)

(1)	Includes shares of common stock issuable under our 1998 stock incentive plan, 2004 plan and 2000 outside director stock option plan.

(2)	Excludes shares issuable at the end of the then-current offering period ending February 27, 2008 under our ESPP.

(3)	Includes shares available for issuance as of December 31, 2008 under our ESPP plan (which includes 80,467 shares that were subsequently issued on February 27, 2009 at the close of the then-current offering period. This amount excludes the additional 300,000 shares that would be available for issuance if proposal two to amend our ESPP is approved at this annual meeting.

(4)	Consists of shares of common stock issuable under our 2001 non-officer, non-director stock incentive plan and our 2007 equity inducement plan.

2009 Equity Inducement Plan

In February 2009, our board of directors adopted the 2009 plan, which provides for the grant of stock options, restricted stock awards, stock appreciation rights and other stock based awards to any person who (a) was not previously our employee or director or (b) is commencing employment with us following a bona fide period of non-employment by us, as an inducement material to the individual entering into employment with us. The purpose of the 2009 plan is to advance the interests of our stockholders by enhancing our ability to attract, retain and motivate persons who are expected to make important contributions to us and providing such persons with equity ownership opportunities that are intended to better align their interests with those of our stockholders. The 2009 plan is administered by our compensation committee, which has the authority to grant awards under the 2009 plan. Under the 2009 plan, we are authorized to issue up to 1,500,000 shares of common stock, subject to adjustment in the event of stock splits and other similar events, pursuant to awards granted under the 2009 plan. Options granted under the 2009 plan generally have a 10-year term and vest 25% one year after grant and the remaining options vest in equal monthly installments over a three-year period. The 2009 plan will terminate in May 2010.

2001 Non-Officer, Non-Director Stock Incentive Plan

In May 2001, our board of directors approved the 2001 plan, which provided for the grant of non-statutory stock options to our employees, consultants and advisors, including individuals who accepted an offer of employment, other than those employees who were our officers or directors. The 2001 plan provided for the issuance of up to 1,250,000 shares of common stock. Shares awarded under the 2001 plan that were subsequently cancelled were available to be granted again under the 2001 plan. Our board of directors delegated its authority under the 2001 plan to our compensation committee, which administered the 2001 plan, including granting options under the 2001 plan. In addition, pursuant to the terms of the 2001 plan, our board of directors delegated to our chief executive officer limited authority to grant stock options to employees without further action by our board of directors or our compensation committee. Options granted under the 2001 plan generally have a 10-year term and commence vesting one year after grant and vest in equal monthly installments over a three-year period. We ceased making grants under the 2001 plan following adoption of an amendment to the 2004 plan at our annual stockholders’ meeting on May 25, 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than ten percent of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities. Based solely on our review of copies of reports filed by the reporting persons furnished to us, or written representations from reporting persons, we believe that from January 1, 2008 to the date of this proxy statement, the reporting persons complied with all Section 16(a) filing requirements with the exception of one Form 4 filed on January 30, 2009, which was not filed on a timely basis to report a disposition by Catharine Newberry of 3,420 shares of restricted stock on January 26, 2009.

Our board hopes that stockholders will attend the meeting. Whether or not you plan to attend, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope. Prompt response will greatly facilitate arrangements for the meeting and your cooperation will be appreciated. Stockholders who attend the meeting may vote their stock personally.

By
order of the Board of Directors,

Paul M. Antinori
Secretary

April 30, 2009

Appendix I
THE MEDICINES COMPANY
2000 EMPLOYEE STOCK PURCHASE PLAN
     The following constitute the provisions of the 2000 Employee Stock Purchase Plan of The Medicines Company.
     1. PURPOSE. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.
     2. DEFINITIONS.
          a. “BOARD” shall mean the Board of Directors of the Company.
          b. “CODE” shall mean the Internal Revenue Code of 1986, as amended.
          c. “COMMON STOCK” shall mean the Common Stock of the Company.
          d. “COMPANY” shall mean The Medicines Company and any Designated Subsidiary of the Company.
          e. “COMPENSATION” means the amount of money reportable on an Employee’s Federal Income Tax Withholding Statement (Form W-2) before any withholdings for health insurance or under a Section 401(k), 125, 129 or similar plan, including without limitation, salary, wages, overtime, shift differentials, bonuses and incentive compensation, but excluding third party sick or disability pay, allowances and reimbursements for expenses such as relocation allowances or travel expenses, whether specifically designated as such or designated as signing bonuses, income or gains attributable to restricted stock, stock options, stock appreciation rights or other similar equity based compensation, imputed income for non cash items, such as life insurance premiums, and similar items, whether or not specifically itemized on the Form W-2.
          f. “DESIGNATED SUBSIDIARY” shall mean any Subsidiary which has been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.
          g. “EMPLOYEE” shall mean any individual who is an employee of the Company for tax purposes whose customary employment with the Company is more than five (5) months in any calendar year. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other bona fide leave of absence approved by the Company. If a sick leave or other leave of absence exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the individual’s employment relationship with the Company shall be deemed to have terminated on the 91st day of such leave.
          h. “ENROLLMENT DATE” shall mean the first day of each Offering Period.
          i. “EXERCISE DATE” shall mean the last Trading Day of each Offering Period.

1

          j. “FAIR MARKET VALUE” shall mean the value of the Common Stock on any given date of determination, determined as follows:
               (1) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation The Nasdaq National Market or The Nasdaq Small Cap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of such determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; or
               (2) If the Common Stock is regularly quoted on the over-the- counter market, its Fair Market Value shall be the mean of the closing bid and asked price for such stock as quoted on such market on the date of such determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; or
               (3) In the absence of an established market for the Common Stock, the Fair Market Value of the Common Stock shall be determined in good faith by the Board.
          k. “OFFERING PERIODS” shall mean the periods of approximately six (6) months during which payroll deductions will be made and held for the purchase of Common Stock at the end of the Offering Period, commencing on the first Trading Day on or after September 1 and March 1 of each year and terminating on the last Trading Day in the periods ending six (6) months later; provided, however, that the first Offering Period under the Plan shall commence with the first Trading Day of the month first commencing after the date on which the Common Stock is first traded on the Nasdaq National Market (such date referred to as the “First Offering Commencement Date”); and provided further that if the number of days between the date the Common Stock is first traded and the First Offering Commencement Date is less than 15 days, then the first Offering Period shall commence on the first Trading Day of the following month. The duration and timing of Offering Periods may be changed pursuant to Section 4 of this Plan.
          l. “PLAN” shall mean this Employee Stock Purchase Plan.
          m. “PURCHASE PRICE” shall mean eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Enrollment Date on an Offering Period or on the Exercise Date for such Offering Period, whichever is lower.
          n. “RESERVES” shall mean the number of shares of Common Stock covered by each outstanding option under the Plan which has not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option.
          o. “SUBSIDIARY” shall mean a corporation, partnership, limited liability company or similar entity, whether domestic or foreign, of which not less than 50% of the voting interests are held by the Company or a Subsidiary, whether or not such entity now exists or is hereafter organized or acquired by the Company or a Subsidiary.
          p. “TRADING DAY” shall mean a day on which the established stock exchange, the national market system or the over-the-counter market on which the Common Stock is traded is open for trading.
     3. ELIGIBILITY.

          a. Any Employee who shall be employed by the Company at least seven (7) calendar days prior to a given Enrollment Date shall be eligible to participate in the Offering Period commencing on such Enrollment Date.
          b. Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the Fair Market Value of a share of Common Stock at the time such option is granted) for each calendar year in which such option is outstanding at any time. In the event that an Employee may not be granted an option under the Plan because of the foregoing restrictions, the Employee shall be granted an option to purchase the maximum number of shares that would not violate the foregoing restrictions.
     4. OFFERING PERIODS AND PURCHASE PERIODS. The Board shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the Offering Period to be affected thereafter.
     5. PARTICIPATION.
          a. An eligible Employee may become a participant in the Plan by completing a subscription agreement in the form of EXHIBIT A or such other form as the Company may deem satisfactory and filing it with the Company’s payroll office or such other office as the Company may direct prior to the Enrollment Date for the applicable Offering Period.
          b. Payroll deductions for a participant shall commence on the first payroll following the Enrollment Date for the applicable Offering Period and shall end on the last payroll in such Offering Period, unless sooner terminated by the participant as provided in Section 9 hereof.
     6. PAYROLL DEDUCTIONS.
          a. At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each payday during the Offering Period in an amount not exceeding ten percent (10%) of the Compensation which he or she receives on each payday during the Offering Period.
          b. All payroll deductions made for a participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages only. A participant may not make any additional payments into such account.
          c. A participant may discontinue his or her participation in the Plan as provided in Section 9 hereof, or may increase or decrease the rate of his or her payroll deductions to not more than ten percent (10%) or less than zero percent (0%) not more than one (1) time during each Offering Period by completing or filing with the Company a new subscription agreement authorizing such change in payroll deduction rate. The Board may, in its discretion, increase or decrease the number of participation rate changes that may be made by a participant during any Offering Period. The change in rate shall be effective with the first full payroll period following the fifth (5th) business day after the Company’s receipt of the new subscription agreement. A participant’s subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 9 hereof.

          d. At the time the option is exercised, in whole or in part, or at the time any of the Company’s Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Employee.
     7. GRANT OF OPTION. On the Enrollment Date for each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase (at the applicable Purchase Price) up to a whole number of shares of the Company’s Common Stock (the “Option Shares”) determined by multiplying $2,083 by the number of full months in the Offering Period and dividing the result by the Fair Market Value of a share of Common Stock on the Enrollment Date (subject to any adjustment pursuant to Section 16), and provided that such purchase shall be subject to the limitations set forth in Sections 3(b) and 12 hereof. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 9 hereof. The option shall expire on the last day of the Offering Period.
     8. EXERCISE OF OPTION. Unless a participant withdraws from the Plan as provided in Section 9 hereof, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date applicable to the particular Offering Period, and a number of full shares not exceeding the number of shares as to which such participant’s option is exercisable on such Exercise Date shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares shall be purchased. Any balance remaining in the participant’s payroll deduction account after such Exercise Date shall be automatically refunded to the participant, except that any balance that is less than the Purchase Price of one share of Common Stock will be carried forward into the participant’s payroll deduction account for the following Offering Period, unless the participant elects not to participate in the following Offering Period under the Plan, in which case the balance in the participant’s account shall be refunded. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.
     9. WITHDRAWAL.
          a. A participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by giving written notice to the Company in the form of EXHIBIT B to this Plan; provided that no Employee may withdraw his or her payroll deductions less than ten (10) Trading Days prior to an Exercise Date. All of the participant’s payroll deductions credited to his or her account shall be paid to such participant promptly after receipt of notice of withdrawal and such participant’s option for the Offering Period shall be automatically terminated upon receipt of such notice, and no further payroll deductions from such participant for the purchase of shares shall be made for such Offering Period. If a participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new subscription agreement.
          b. A participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods.

     10. TERMINATION OF EMPLOYMENT. Upon a participant’s ceasing to be an Employee, for any reason, he or she shall be deemed to have elected to withdraw from the Plan, such participant’s option shall be automatically terminated and the accumulated payroll deductions credited to such participant’s account during the Offering Period but not yet used to exercise his or her option shall be returned to such participant or, in the case of his or her death, to the executor or administrator of the Employee’s estate or if no such executor or administrator has been appointed to the knowledge of the Company, to such other person(s) as the Company may, in its discretion, designate. If, prior to the last day of the Offering Period, the Designated Subsidiary by which an Employee is employed shall cease to be a Subsidiary of the Company, or if the Employee is transferred to a Subsidiary of the Company that is not a Designated Subsidiary, the Employee shall be deemed to have terminated employment for the purposes of this Plan.
     11. INTEREST. No interest shall accrue on the payroll deductions of a participant in the Plan.
     12. STOCK.
          a. Subject to adjustment upon changes in capitalization of the Company as provided in Section 16 hereof, the maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be 805,500 shares. If, on a given Exercise Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.
          b. The participant shall have no interest or voting right in shares covered by his or her option until such option has been exercised.
     13. ADMINISTRATION. The Plan shall be administered by the Board or a committee of members of the Board appointed by the Board. The Board or its committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Board or its committee shall, to the full extent permitted by law, be final and binding upon all parties.
     14. TRANSFERABILITY. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution by the participant). Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 9 hereof.
     15. USE OF FUNDS. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.
     16. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, DISSOLUTION, LIQUIDATION, MERGER OR ASSET SALE.
          a. CHANGES IN CAPITALIZATION. Subject to any required action by the stockholders of the Company, the maximum number of shares of Common Stock available for sale under the Plan, the Reserves, the maximum number of shares each participant may purchase during each Offering Period (pursuant to Section 7), as well as the price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

          b. DISSOLUTION OR LIQUIDATION. In the event of the proposed dissolution or liquidation of the Company, the Board shall shorten any Offering Period then in progress by setting a new Exercise Date (the “NEW EXERCISE DATE”), and such Offering Period shall terminate on the New Exercise Date. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Board shall notify each participant in writing, at least ten (10) days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 9 hereof.
          c. MERGER OR ASSET SALE. If the Company shall at any time merge or consolidate with another corporation and the holders of the capital stock of the Company immediately prior to such merger or consolidation continue to hold at least sixty percent (60%) by voting power of the capital stock of the surviving corporation (“Continuity of Control”), the holder of each option then outstanding will thereafter be entitled to receive at the next Exercise Date upon the exercise of such option for each share as to which such option shall be exercised the securities or property which a holder of one share of Common Stock was entitled to upon and at the time of such merger or consolidation, and the Board shall take such steps in connection with such merger or consolidation as the Board shall deem necessary to assure that the provisions of Section 16(a) shall thereafter be applicable, as nearly as reasonably may be, in relation to the said securities or property as to which such holder of such option might thereafter be entitled to receive thereunder.
     In the event of a merger or consolidation of the Company with or into another corporation which does not involve Continuity of Control, or which involves a sale of all or substantially all of the assets of the Company (an “Acquisition”), while unexercised options remain outstanding under the Plan, all options outstanding as of the effective date of the Acquisition shall be deemed assumed or substituted for and each holder of an outstanding option shall be entitled, upon exercise of such option, to receive in lieu of shares of Common Stock, shares of such stock or other securities as the holders of shares of Common Stock received pursuant to the terms of the Acquisition. Notwithstanding the foregoing, in the event that the acquiring or succeeding corporation (or an affiliate thereof) does not agree to assume or substitute for the options, then the Board shall shorten any Offering Period then in progress by setting a New Exercise Date, and such Offering Period then in progress shall terminate on the New Exercise Date. The New Exercise Date shall be before the effective date of the Acquisition. The Board shall notify each participant in writing, at least ten (10) days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 9 hereof.
     17. AMENDMENT OR TERMINATION.
          a. The Board of Directors of the Company may at any time and for any reason terminate or amend the Plan. Except as provided in Section 16 hereof, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board of Directors if the Board determines that the termination of the Plan is in the best interests of the Company and its stockholders, and upon termination of the Plan all amounts in the accounts of participating employees shall be promptly refunded. Except as provided in Section 16 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant without the consent of the participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), if applicable, the Company shall obtain stockholder approval in such a manner and to such a degree as required.

          b. Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Board (or its committee) shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable which are consistent with the Plan.
     18. NOTICES. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
     19. CONDITIONS UPON ISSUANCE OF SHARES. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.
     As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.
     20. GOVERNMENTAL REGULATIONS. The Company’s obligation to sell and deliver Common Stock under this Plan is subject to listing on an established stock exchange or quotation on a national market system or an over-the-counter market (to the extent the Common Stock is then so listed or quoted) and the approval of all governmental authorities required in connection with the authorization, issuance or sale of such stock.
     21. GOVERNING LAW. The Plan shall be governed by Massachusetts law except to the extent that such law is preempted by federal law.
     22. SOURCE OF SHARES. Shares may be issued upon exercise of an option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.

     23. NOTIFICATION UPON SALE OF SHARES. Each Employee agrees, by entering the Plan, to promptly give the Company notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the option pursuant to which such shares were purchased.
     24. EFFECTIVE DATE. The Plan shall take effect upon the date of the Company’s initial public offering of its equity securities registered on Form S-1 with the Securities and Exchange Commission, subject to approval by the stockholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 17 hereof.

EXHIBIT A
THE MEDICINES COMPANY
2000 EMPLOYEE STOCK PURCHASE PLAN
SUBSCRIPTION AGREEMENT
                          Original Application            Enrollment Date:                                           Change in Payroll Deduction Rate (Complete only Section 2 and date and sign).
     1.                                                              hereby elects to participate in T he Medicines Company 2000 Employee Stock Purchase Plan (the “EMPLOYEE STOCK PURCHASE PLAN”) and subscribes to purchase shares of the Company’s Common Stock in accordance with this Subscription Agreement and the Employee Stock Purchase Plan.
     2. I hereby authorize payroll deductions from each paycheck in the amount of ___% of my Compensation on each payday (not to exceed ten percent (10%)) during the Offering Period in accordance with the Employee Stock Purchase Plan. (Please note that no fractional percentages are permitted.)
     3. I understand that said payroll deductions shall be accumulated for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Employee Stock Purchase Plan. I understand that if I do not withdraw from an Offering Period, any accumulated payroll deductions will be used to automatically exercise my option.
     4. I have received a copy of the complete Employee Stock Purchase Plan. I understand that my participation in the Employee Stock Purchase Plan is in all respects subject to the terms of the Plan.
     5. I understand that if I dispose of any shares received by me pursuant to the Plan within two years after the Enrollment Date (the first day of the Offering Period during which I purchased such shares) or one year after the Exercise Date, I will be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the fair market value of the shares at the time such shares were purchased by me over the price which I paid for the shares. I HEREBY AGREE TO NOTIFY THE COMPANY IN WRITING WITHIN 30 DAYS AFTER THE DATE OF ANY DISPOSITION OF MY SHARES AND I WILL MAKE ADEQUATE PROVISION FOR FEDERAL, STATE OR OTHER TAX WITHHOLDING OBLIGATIONS, IF ANY, WHICH ARISE UPON THE DISPOSITION OF THE COMMON STOCK. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by me.
     6. I hereby agree to be bound by the terms of the Employee Stock Purchase Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Employee Stock Purchase Plan.

NAME: (Please Print)

	(First)	(Middle)	(Last)

Relationship

Address

Employee’s Social
Security Number:
Employee’s Address:

I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT SHALL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME.

Dated:
Signature of Employee
(Please print)

Spouse’s Signature (If beneficiary other than Spouse)

EXHIBIT B
THE MEDICINES COMPANY
2000 EMPLOYEE STOCK PURCHASE PLAN
NOTICE OF WITHDRAWAL
     The undersigned participant in the Offering Period of The Medicines Company 2000 Employee Stock Purchase Plan which began on                     , 2000 (the “ENROLLMENT DATE”) hereby notifies the Company that he or she hereby withdraws from the Offering Period. He or she hereby directs the Company to pay to the undersigned as promptly as practicable all the payroll deductions credited to his or her account with respect to such Offering Period. The undersigned understands and agrees that his or her option for such Offering Period will be automatically terminated. The undersigned understands further that no further payroll deductions will be made for the purchase of shares in the current Offering Period and the undersigned shall be eligible to participate in succeeding Offering Periods.

Name and Address of Participant:

Signature:

Date:

THE MEDICINES COMPANY

Proxy for the Annual Meeting of Stockholders To Be Held May 28, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby revoke(s) all prior proxies and appoint(s) Clive A. Meanwell, John P. Kelley and Glenn P. Sblendorio (the “proxy holders”), and each of them, attorneys of the undersigned, with full power of substitution in them and each of them, for and in the name(s) of the undersigned to (1) attend the Annual Meeting of Stockholders (the “Meeting”) of The Medicines Company (the “Company”) to be held at the principal executive offices of the Company, 8 Sylvan Way, Parsippany, New Jersey 07054, at 10:00 a.m. (local time), on Thursday, May 28, 2009, and any adjourned sessions thereof, and (2) vote and otherwise act upon the following matters in respect of all shares of common stock of the Company that the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present. Each of the following matters is proposed by the Company, and none of the matters is related to or conditioned on the approval of the other matters.

In their discretion, the proxy holders are authorized to vote on such other matters as may properly come before the Meeting or any adjournment thereof.

FOLD AND DETACH HERE

ANNUAL MEETING OF STOCKHOLDERS OF
THE MEDICINES COMPANY
May 28, 2009
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
Please detach along perforated line and mail in the envelope provided.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES AND “FOR” PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

WITHHOLD
		FOR ALL	AUTHORITY	FOR ALL EXCEPT
		NOMINEES	FOR ALL NOMINEES	(see instructions below)
1.	Elect three class 3 directors for terms to expire at the 2012 annual meeting of stockholders.	☐	☐	☐
Nominees:
m	Armin M. Kessler
m	Robert G. Savage
m	Melvin K. Spigelman
(Instructions: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

		FOR	AGAINST	ABSTAIN
2.	Approve an amendment to the Company’s 2000 Employee Stock Purchase Plan to increase the number of shares of common stock authorized for issuance under the plan from 505,500 shares to 805,500 shares.	☐	☐	☐

3.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2009.	☐	☐	☐
If this proxy is properly executed, the shares represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to any of the director nominees or proposal three specified above, this proxy will be voted “FOR” each director nominee or proposal three.
Attendance of the undersigned at the Meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereat the intention of the undersigned to vote said shares in person. If the undersigned hold(s) any of our shares in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE. MARK HERE IF YOU PLAN TO ATTEND THE MEETING ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:
Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.